As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-214546

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINORAMA CORPORATION.

(Exact name of Registrant as specified in its charter)

Florida	4724	81-3305510
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Sinorama Corporation

La Plaza Swatow, Office 518

P.O. Box 008, 998 Blvd. Saint-Laurent

Montreal, QC H2Z 9Y9

Office: 514-866-6888

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

InCorp Services, Inc.

17888 67th Court North

Loxahatchee, FL 33470

Office: (702) 866-2500/800.2.INCORP

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

O’NEAL LAW OFFICE

William D. O’Neal

Attorney-at-Law

430 N. Granite St.

Gilbert, AZ 85234Office: (480) 409-1146

E-mail: bdoneal59@gmail.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Shares of common stock, par value $0.001	5,900,000	$1.00	$5,900,000.00	$683.81
Total shares being registered	5,900,000		$5,900,000.00	$683.81

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The Issuer may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 16, 2016

PRELIMINARY PROSPECTUS

SINORAMA CORPORATION.

5,900,000 SHARES OF COMMON STOCK

OFFERING PRICE $1.00 PER SHARE

This prospectus relates to the resale and other disposition from time to time of up to 5,900,000 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” on page 25. The shares of common stock offered consist of 5,900,000 shares of our common stock. We issued all of the issued securities described above in private placement transactions completed prior to the filing of this registration statement.

The shares included in this prospectus may be re-offered and sold directly by the selling stockholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 24 of this prospectus. We are not selling any shares of our common stock in this offering and therefore, we will not receive any proceeds from the sales by the selling stockholders. The selling stockholders will offer and sell common stock at a fixed price of $1.00 per share, until a public market emerges for our common stock and, thereafter, at prevailing market prices. We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from the sales by the selling stockholders.

Our common stock does not presently trade on any exchange or electronic medium. Although we hope to be quoted on the OTC Bulletin Board, no assurance can be given that our common stock will be quoted on the OTC Bulletin Board or any other quotation service.

We are an “emerging growth company” within the meaning of the recently enacted Jumpstart Our Business Startups Act and will be subject to reduced public company reporting requirements.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 8 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, SINORAMA CORPORATION or the shares of our common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is December 16, 2016

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This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of SINORAMA COROPORATION that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 8. All references to “we,” “us,” “our,”, “Company” or similar terms used in this prospectus refer to SINORAMA CORPORATION.  Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending December 31. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock.

Overview

SINORAMA CORPORATION (“Sinorama”, the “Company” “we” or “us”) was incorporated in the State of Florida on June 30, 2016. The Company’s principal corporate address is La Plaza Swatow, Office 518, P.O. Box 008, 998 Blvd, Saint-Laurent, Montreal, QC H2Z 9Y9. Our telephone number is 514-866-6888. Our website address is www.sinoramacorporation.com.

We are a travel operator company. Our revenues are generated from the sale of self-developed products, including Bus Tour Products and Asian Tour Products. We also sell Third Party Products (Air tickets, Hotel and etc.). Revenues have grown rapidly since 2013, primarily driven by sale of our self-developed Asian Tours Products. Every year, over 10,000 tourists from North America, Europe, Australia and New Zealand traveled to Asia with Sinorama, while tens of thousands of tourists from China and around the world traveled with Sinorama in Canada, the United States and Europe. For the year ended December 31, 2015, revenues were $41.06 million compared to $36.04 million in 2014, an increase of 14%. Net losses for 2015 was $0.59 million compared to $2.21 million for the same period last year. For the nine months ended September 30, 2016, revenues increased 79% to $54.94 million compared to $30.76 million for the same period last year. For the nine months ended September 30, 2016, net loss increased 133% to $1.66 million compared to $0.71 million for the same period last year. For the year ended December 31, 2015, two self-developed products sales, Asian Tours and Bus Tours, accounted for 63% and 20% of the revenue.

We have three (3) executive officers, QIAN Hong, Chairman, JING Wenjia, Chief Executive Officer and ZHAO Hongxi, Chief Financial Officer.

The Company’s subsidiaries include Sinorama Tours Co., Ltd., Simon Qian Voyages, Inc., Vacances Sinorama Inc., and Sinorama Voyages.

SINORAMA TOURS CO., LTD ("Sinorama Tours"), is a privately held Limited Company registered in Samoa on June 03, 2015. SINORAMA TOURS is authorized to issue 1,000,000 shares of a single class, and has issued 10,000 shares of a single class, each with par value of $1.00 per share to its shareholders.

Simon Qian Voyages Inc. (“Simon Qian Voyages”) was established on October 12, 2012, under the laws of Canada. Ms. JING Wenjia was 100% holding controlling interest of Simon Qian Voyages. On June 09, 2016, the sole Shareholder of Simon Qian Voyages Inc. Ms. JING Wenjia transferred 100% controlling interest to Sinorama Tours Co., Ltd.

Vacances Sinorama Inc. (“Vacances Sinorama”), is a privately held, for-profit travel producer and seller, incorporated in Montreal, Quebec, Canada in December 2004. Vacances Sinorama is a large integrated tour company providing Bus Tour, Asian Tour, Air Tickets, Hotel Reservation, Cruise and other solutions to its customers worldwide. Vacances Sinorama facilitate travel commerce with online and offline travel business, Vacances Sinorama is providing both business to customer (B2C) and business to business (“B2B”) travel commerce marketplace.

Sinorama Voyages (“Sinorama Voyages”) is a privately held, for-profit travel producer and seller, incorporated in Paris, France on February 2012, Mr. QIAN Hong owned 51% of Sinorama Voyages. Sinorama Voyages is an integrated travel company providing Bus Tour, Asian Tour to its customers worldwide. Sinorama Voyages facilitate travel commerce with online and offline travel business, Sinorama Voyages providing both business to customer (B2C) and business to business (“B2B”) travel commerce marketplace.

Reorganization

On June 30, 2016, the Company engaged in a corporate reorganization to roll several controlled entities (now referred to as the “subsidiaries”) into one legal corporation (the Company). The specific transactions related to this reorganization are outlined below. The control of the entities has never changed (always under the control of husband (Mr. QIAN Hong) and/or wife (Ms. JING Wenjia). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2014 and 2015, the results of these subsidiaries are included in the financial statements for both periods. Non-controlling interests in the subsidiaries are related parties and thus were not adjusted to fair value as a result of the reorganization.

The transactions leading up to and including the reorganization are as follows:

On December 30, 2014, Mr. QIAN Hong owned 100% of the controlling interest of Vacances Sinorama. Mr. Hong transferred 66.67% of his controlling interest to Simon Qian Voyages. Therefore, 66.67% of Vacances Sinorama is owned by Simon Qian Voyages and 33.33% is owned by Mr. QIAN Hong.

On May 09, 2016, Mr. Hong transferred 51% of his controlling interest of Sinorama Voyages to Sinorama Tours Co., Ltd.

On June 09, 2016, the sole Shareholder of Simon Qian Voyages Inc. Ms. JING Wenjia transferred 100% of her controlling interest to Sinorama Tours Co., Ltd.

On June 30, 2016, the Company issued a total of 11,000,000 shares of its common stock, par value $0.001(the Sinorama Corporation shares) to the shareholders of Sinorama Tours Co., Ltd (“Sinorama Tours”), a company which was incorporated in Samoa on June 03, 2015, in exchange for 100% of Sinorama Tours Co., Ltd shares owned by the shareholders. Upon the completion of this transaction, all the shareholders had exchanged 100% of their shares for the shares of Sinorama, and Sinorama Tours became a 100% owned subsidiary of Sinorama.

Sinorama, Sinorama Tours, Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages are collectively referred as the “Group”.

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Our Industry

According to the Statistical Annex of the United Nations World Tourism Organization World Tourism Barometer (UNWTO World Tourism Barometer) present full year results for international tourism in 2015, based on preliminary data for international overnight visitors reported by destinations around the world.

The number of international tourists (overnight visitors) reached 1,184 million in 2015, 50 million more than in 2014. With a 4.4% increase, 2015 marks the sixth consecutive year of robust growth above the long-term average since the financial crisis of 2009. International tourism has gained 256 million arrivals since the pre-crisis year of 2008.

Europe (+5%) led growth in absolute and relative terms supported by a weaker euro vis-à-vis the US dollar and other main currencies. Arrivals reached 609 million, or 29 million more than in 2014. Central and Eastern Europe (+6%) rebounded from last year’s decrease in arrivals. Northern Europe (+7%) and Southern Mediterranean Europe (+5%) also recorded sound results while Western Europe (+3%) was below average.

Asia and the Pacific (+5%) recorded 14 million more international tourist arrivals last year to reach 278 million, with uneven results across destinations. Oceania (+7%) and South-East Asia (+6%) led growth, while South Asia and North-East Asia recorded an increase of 4%.

Results from the UNWTO Confidence Index remain largely positive for 2016, though at a slightly lower level than the previous two years. Based on the current trend and outlook, UNWTO projects international tourist arrivals to grow by 4% worldwide in 2016.

Therefore, over the past years, tourism has proven to be a surprisingly strong and resilient economic activity and a fundamental contributor to the economic recovery by generating billions of dollars in exports and creating millions of jobs. This has been true for destinations all around the world, but particularly for Europe, as the region struggles to consolidate its way out of one of the worst economic periods in its history.

Strengths

Management believes the following strengths have contributed to our success:

•  multiple languages services offerings;

•  advanced and scalable proprietary technology;

•  large and diversified customer base;

•  trusted brand powered by compelling customer experience;

•  comprehensive product offerings; and

•  extensive supplier network and strong supply chain management expertise;

Strategies

Our goal is to become a world consumers’ destination for leisure travel products and services. We aim to further expand our online leisure travel market share by pursuing the following strategies:

•  expand product designation and offering;

•  expand multiple languages services offerings;

•  further grow user base and increase user engagement;

•  strengthen supply chain management;

•  enhance online platform;

•  continue to invest in technology and product development capabilities; and

•  pursue strategic acquisitions.

Challenges

The successful execution of our business plan is subject to risks and uncertainties related to the business and industry, including those relating to the ability to:

•  continue to provide competitive travel products and services;

•  continue to provide competitive multiple languages services;

•  maintain the quality of customer services;

•  adequately control and ensure the quality of travel products and services sourced from the Company itself and travel suppliers;

•  achieve and maintain profitability given history of net losses;

•  adapt to the more stringent regulations on tour operators under the newly promulgated Tourism Law;

•  compete successfully against existing and new competitors;

•  enhance the Company brand recognition;

•  manage the proceedings or claims arising from travel-related accidents or customer misconducts;

•  maintain the satisfactory performance of the Company online platform and management systems; and

•  the Company’s ability to attract, train and retain qualified personnel.

You should refer to “Risk Factors”, beginning on page 8, for a more detailed discussion of the risks involved in investing Sinorama.

Competition

The travel company industry is fragmented and highly competitive over the world. Our competitors in the market can be grouped into several broad categories based on size, business model, product offerings, target customers and geographic scope of operations. These include international products suppliers and travel companies with significant competitive services. We expect competition to continue to remain competitive and strong for the foreseeable future.

The company corporate structure

Our primary business operations are conducted through our Canadian and French operating subsidiaries, Vacances Sinorama and Sinorama Voyages. For ease of reference, below is a chart that presents our current corporate structure.

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Summary of the Offering

Shares of common stock offered for re-sale by the Selling Stockholders pursuant to this prospectus	5,900,000

Common stock currently outstanding	14,700,000

Use of Proceeds:	The Company will not receive any proceeds from the resale or other disposition of common stock offering by the selling stockholders covered by this prospectus.

Risk Factors:

An investment in the company common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Summary of consolidated financial information

The Company presents below the summary consolidated financial data for the periods indicated. The following summary consolidated statement of operations data for the years ended December 31, 2015 and 2014, and the summary consolidated balance sheet data as of December 31, 2015 and 2014 have been derived from the Company audited consolidated financial statements included elsewhere in this prospectus.

The following summary consolidated financial statements of operations data for the nine months ended September 30, 2016 and 2015 and the summary consolidated balance sheet data as of September 30, 2016 are derived from the Company unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the Company audited consolidated financial statements and include all normal recurring adjustments that the Company consider necessary for a fair presentation of the Company financial position and operating results for the periods presented.

The summary consolidated financial data should be read in conjunction with the Company consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. The Company historical results are not necessarily indicative of the Company results for any future periods.

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SINORAMA CORPORATION

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	September 30	December 31,	December 31,
	2016 (Unaudited)	2015	2014
Total current assets	24,776,059	16,921,943	12,603,547
Total assets	$27,119,325	$19,151,544	$13,941,385

Total current liabilities	30,557,715	21,475,495	15,997,533
Total liabilities	30,557,715	21,475,495	15,997,533
Total shareholders’ deficit of the Company	(1,537,436)	(703,988)	(958,136)
Total shareholders’ deficit	(3,438,390)	(2,323,951)	(2,056,148)
Total liabilities and shareholders’ deficit	$27,119,325	$19,151,544	$13,941,385

SINORAMA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(EXPRESSED IN US DOLLARS)

	Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2016 (Unaudited)	2015 (Unaudited)	2015	2014
Total revenue	54,938,123	30,763,307	41,056,927	36,038,594
Cost of Sales	49,070,761	27,610,469	35,969,224	33,072,865
Gross Profit	5,867,362	3,152,838	5,087,703	2,965,729
Total operating expenses	7,447,786	3,881,627	5,709,070	5,021,028
Losses from operations before other income and income taxes	(1,580,424)	(728,789)	(621,367)	(2,055,299)
Other income	51,299	29,883	66,109	75,758
Losses from operations before income taxes	(1,529,125)	(698,906)	(555,258)	(1,979,541)
Income tax	131,485	13,989	36,625	232,898
Net loss	(1,660,610)	(712,895)	(591,883)	(2,212,439)
Foreign currency translation adjustment	(546,171)	(213,407)	(324,080)	(178,403)
Comprehensive income/loss	$(1,114,439)	$(499,488)	$(267,803)	$(2,034,036)

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RISK FACTORS

An investment in the Company common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the Company common stock. If any of the following risks actually occur, the Company business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of the Company common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

If we do not continue to provide competitive travel products and services, we may not be able to attract new customers or to retain existing customers, and our business, financial condition and results of operations could suffer.

Our success depends on our ability to attract new customers or to retain existing customers, which in turn requires our continuous provision of a wide array of competitive travel products and services. Participants in the travel industry are continuously developing new travel products and services. We strive to stay abreast of emerging and rapidly changing customer preferences and be able to anticipate trends that will appeal to existing and potential customers. We will also continue to invest in research and development in order to continuously improve the speed, accuracy and comprehensiveness of our online platform and offline sales. If we fail to continuously improve our travel products and services and platform at a competitive pace, we may lose customers to our competitors and may not attract new customers. In addition to Asia tours, we provide other travel-related services, such as sales of tourist attraction tickets and visa processing services. We intend to further broaden our product selection by extending our coverage of departing cities and travel destinations as well as offering more departure time selections. If we fail to continue to design quality travel products and services tailored to accommodate our customers’ changing needs and preferences, we may not be able to sell additional products and services to our current customers, retain our current customers or attract new customers, and our business, financial condition and results of operations will be materially and adversely affected.

We may not be able to compete against companies with substantially greater resources.

The travel industry is intensely competitive and we expect competition to intensify further in the future. Companies with greater resources may have advantages that make our model weaker in comparison.

We have operated at a loss and we may not be profitable in the near future.

We are a development stage company; we have not achieved profitability. We may not be able to achieve profitability or avoid net losses in the future. Although our revenues have grown significantly in recent periods, such growth rates may not be sustainable and may decrease in the future. In addition, our ability to become profitable depends on various factors, including our ability to control our costs and expenses, which we expect will increase as we expand our business and invest more in product developments and sales and marketing. If our revenues fail to increase at the rate we anticipate, or if our costs and expenses increase at a more rapid rate than our revenues, we may not be able to achieve profitability and may incur greater losses.

We cannot assure that we will earn a profit or that our products will be accepted by consumers.

Our business is speculative and reliant on acceptance of our brand name by local communities, travelers and advertisers. Our operating performance is also heavily dependent on our ability to earn a profit from our services. We cannot assure as to whether we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

We may incur cost overruns in the distribution of our various services.

We may incur substantial cost overruns in the distribution of our services. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to successfully continue the implementation of our business plan. If a greater investment in the business is required due to cost overruns, the probability of earning a profit or a return of the shareholders’ investment in us diminishes.

If our estimates related to future expenditures are erroneous or inaccurate, our business will fail and you could lose your entire investment.

Our success is dependent in part upon the accuracy of our management’s estimates of our future cost expenditures for legal and accounting services (including those we expect to incur as a publicly reporting company), for research and development, construction, marketing, and for administrative expenses. If such estimates are erroneous or inaccurate, or if we encounter unforeseen costs, we may not be able to carry out our business plan, which could result in the failure of our business and the loss of your entire investment.

The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales.

The development of our business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers, QIAN Hong, our Chairman and Director, JING Wenjia, our Chief Executive Officer and Director, ZHAO Hongxi, our Chief Financial Officer and Director. They are developing our business, and our ability to identify and retain competent employees with the skills required to execute our business objectives. The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales, which could adversely affect our financial results and impair our growth.

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Our Chief Executive Officer beneficially owns and controls a substantial portion of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company.

Ms. JING Wenjia, acts as our Chief Executive Officer and Director, and through her control of approximately 56.12% of our outstanding common stock, controls the Company and important matters relating to us. As a result of her positions and her control of our common stock, Ms. Wenjia controls the outcome of all matters submitted to our shareholders for approval, including the election of our directors, our business strategy and our day-to-day operations. In addition, Ms. Wenjia’s ownership of our common stock and control of the Company could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, preventing a change in control of the Company and possibly depressing the trading price of our common stock. There can be no assurance that conflicts of interest will not arise with respect to Ms. Wenjia’s ownership and control of the Company or that any conflicts will be resolved in a manner favorable to the other shareholders of the Company.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a newly public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, that must be performed may reveal other material weaknesses or that the material weaknesses described above have not been fully remediated. If we do not remediate the material weaknesses described above, or if other material weaknesses are identified or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated or could subsequently require restatement, we could receive an adverse opinion regarding our internal controls over financial reporting from our independent registered public accounting firm and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our stock could decline.

In the event of a breach of law by us or a breach of a contractual obligation, our shareholders will have little or no recourse because all of our assets, as well as our officers and directors, are located in Canada and France.

Investors in our Company will have little recourse in the event of a breach of law or contractual obligation that has an adverse effect upon our operations because of the inherent difficulties in enforcing their rights since all of our assets are located in Canada and France. JING Wenjia and ZHAO Hongxi as our officers and directors reside outside of the United States. Investors located in the United States may have difficulty enforcing their rights against such person(s) if they were to breach their duties. In addition, it may not be possible to affect service of process in Canada and France and uncertainty exists as to whether the courts in Canada and France would recognize or enforce judgments of U.S. courts obtained against our officers and directors predicated on the civil liability provisions of the securities laws of the U.S. or any state thereof, or to be competent to hear original actions brought in Canada and France against us or such person predicated upon the securities laws of the United States or any state thereof.

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, all future success depends largely on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Sinorama. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy. From our past experiences, we have never had difficulties hiring or retaining qualified personnel, independent contractors or advisors.

Our lack of an independent audit committee and audit committee financial expert at this time may hinder our board of directors’ effectiveness in fulfilling the functions of the audit committee without undue influence from management and until we establish such committee will prevent us from obtaining a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by NASDAQ. Currently, we have no independent audit committee. Our full board of director’s functions as our audit committee and is comprised of three directors. An independent audit committee plays a crucial role in the corporate governance process, assessing our Company's processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may prevent the board of directors from being independent from management in its judgments and decisions and its ability to pursue the responsibilities of an audit committee without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. An independent audit committee is required for listing on any national securities exchange, therefore until such time as we meet the audit committee independence requirements of a national securities exchange we will be ineligible for listing on any national securities exchange.

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Our board of directors act as our compensation committee, which presents the risk that compensation and benefits paid to those executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our board of directors acts as the compensation committee and determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our lack of an independent compensation committee presents the risk that our executive officer on the board may have influence over his personal compensation and benefits levels that may not be commensurate with our financial performance.

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing a lawsuit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing a lawsuit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Our management has limited experience managing a public company.

At the present time, none of our management has experience in managing a public company. This may hinder our ability to establish effective controls and systems and comply with all applicable requirements attendant to being a public company. If compliance problems result, these problems could have a material adverse effect on our business, financial condition or results of operations. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to our new compliance requirements. Moreover, these requirements will increase our legal, accounting and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect it will be difficult and more expensive for us to obtain director and officer liability insurance. These requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The new technologies of the internet market make it much easier for individuals to plan the details of their own trips.

The new technologies of the Internet make it much easier for affluent individuals and others to plan the details of their own trips, thereby eliminating the fees we hope to collect. Such self-managed trips may have caused many travel operators to go out of business in recent years and may continue to cause travel agencies to go out of business.

Uncertainty and adverse changes in the general economic conditions of the markets in which we will participate may negatively affect our business.

Current and future conditions in the economy have an inherent degree of uncertainty. It is even more difficult to estimate growth or contraction in various parts, sectors and regions of the economy, including the markets in which we will participate. As a result, it is difficult to estimate the level of growth or contraction for the economy as a whole. Adverse changes may occur as a result of soft global economic conditions, rising oil prices, wavering consumer confidence, unemployment, declines in stock markets, contraction of credit availability, or other factors affecting economic conditions in general. These changes may negatively affect our sales or increase our exposure to losses. These possible changes may also affect the ability for company like us to raise sufficient capital in the US equity market in the future.

As a smaller travel company with reporting obligations we may be at a competitive disadvantage to other travel companies. The travel industry has low barriers to entry.

Because the travel market is competitive, is driven in part by costs, and consists mostly of private companies that do not have public reporting obligations, our reporting obligations may put us at a competitive disadvantage. The travel industry has low barriers to entry. In addition, we face additional expenses that a private travel company does not have such as PCAOB auditor fees, Edgar filing fees and legal fees related to our SEC reporting obligations. Other non-public travel companies do not incur these costs. We are at a competitive disadvantage to our competitors because of this.

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Risks Related to Regulation

Litigation and regulatory investigations may result in significant financial losses and harm to our reputation.

We face significant risk of litigation, regulatory investigations and similar actions in the ordinary course of our business, including the risk of lawsuits and other legal actions relating to unauthorized transactions, error transactions, breach of data privacy laws, breach of fiduciary or other duties. Any such action may include claims for substantial or unspecified compensatory damages, as well as civil, regulatory or criminal proceedings against our directors, officers or employees, and the probability and amount of liability, if any, any remain unknown for significant periods of time. We may be also subject to various regulatory inquiries, such as information requests and book and records examinations, from regulators and other authorities in the geographical markets in which we operate. A substantial liability arising from a lawsuit judgment or a significant regulatory action against us or a disruption in our business arising from adverse adjudications in proceedings against our directors, officers or employees could have a material adverse effect on our business, financial condition and results or operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant harm to our reputation, which could materially affect our prospects and future growth, including our ability to attract new agents as customers, retain current agents and their customers, and recruit and retain employees and agents.

As a result of our becoming a public company, we will become subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

In connection with this filing, we will become obligated to file with the U.S. Securities and Exchange Commission annual and quarterly information and other reports that are specified in the U.S. Securities Exchange Act of 1934. We will also become subject to other reporting and corporate governance requirements under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which will impose significant compliance and reporting obligations upon us.

Our processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, evolving security standards, differing views of personal privacy rights or security breaches.

In the processing of our travel transactions, we receive and store a large volume of personally identifiable information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, typically intended to protect the privacy and security of personal information. It is also subject to evolving security standards for credit card information that is collected, processed and transmitted. We could be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business. Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. As privacy and data protection have become more sensitive and politicized issues, we may also become exposed to potential liabilities in relation to our handling, use and disclosure of travel related data, as it pertains to individuals, as a result of differing views on the privacy of such data. Our business could be affected by public concerns in some parts of the world. Other privacy concerns, including security breaches, could adversely impact our business, financial condition and results of operations.

Our business is regulated, and any failure to comply with such regulations or any changes in such regulations could adversely affect us.

We operate in a regulated industry. Our business, financial condition and results of operations could be adversely affected by unfavorable changes in or the enactment of new laws, rules and/or regulations applicable to us, which could decrease demand for products and services, increase costs or subject us to additional liabilities. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could have a material adverse effect on our operations.

From time to time, we may be involved in legal proceedings and may experience unfavorable outcomes.

We are, and in the future may be, subject to material legal proceedings in the course of our business, including, but not limited to, actions relating to contract disputes, business practices, intellectual property and other commercial and tax matters. Such legal proceedings may involve claims for substantial amounts of money or for other relief or might necessitate changes to our business or operations, and the defense of such actions may be both time consuming and expensive. Further, if any such proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations.

A slowdown or other adverse developments in the Canada and France economy may materially and adversely affect our customers, demand for our products and our business.

We are a holding company and of our operations are entirely conducted in the Canada and France. In addition, all of our revenues are currently generated from sales in the Canada and France. Although the Canada and France economy has grown at a remarkable pace in recent years, we cannot assure you that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the Canada and France may materially reduce the demand for our products and have a materially adverse effect on.

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Risks Relating to Our Common Stock

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by affiliates).  We have elected to adopt these reduced disclosure requirements.  We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions.  If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates. The decision to opt out is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, is below $75 million, we are also a “smaller reporting company” as defined under the Exchange Act. Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act. As a smaller reporting company we are not required to:

have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K and present any selected financial data in such registration statements and annual reports filings made by the Company on the EDGAR Company Search page of the Securities and Exchange Commission's Web site, the address for which is www.sec.gov. The public may read and copy any materials the Company files with the SEC at the SEC's Public.

Because we are subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

The Company will have a significant number of restricted shares that will become eligible for sale shortly after this registration statement is declared effective. We currently have shares of our common stock outstanding, all of which are restricted securities. Of such amount, the shares being registered herein will be eligible for sale immediately upon the effectiveness of this registration statement. All of the remaining shares will be eligible for resale under Rule 144 within ninety days of us being a reporting company under Section 13 or 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), subject to certain restrictions. It is conceivable that following the holding period, many shareholders may wish to sell some or all of their shares. If our shareholders sell substantial amounts of our common stock in the public market at the same time, the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the stock, the perception in the public market that our shareholders might sell significant shares of our common stock could also depress the market price of our common stock.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

Shareholders do not have pre-emptive rights, which will cause them to experience dilution if we issue additional securities.

At any time or times after this offering, we may issue and sell additional shares of our authorized but previously unissued shares of common stock, preferred stock, or common stock warrants on such terms and conditions as our Board of Directors, in its sole discretion, may determine without consent of our shareholders. Our shareholders do not have pre-emptive rights to acquire additional shares should we in the future issue or sell additional securities. Thus, we are not required to offer any existing shareholder the right to purchase his or her pro rata portion of any future issuance of securities and, therefore, upon the issuance of any additional securities by us hereafter, our shareholders will not be able to maintain their then existing pro rata ownership in our outstanding shares of common stock, preferred stock, or common stock warrants without additional purchases of securities at the price then set internally by us.

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Because we do not intend to pay any dividends on our common stock, holders of our common stock must rely on stock appreciation for any return on their investment.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. We do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors’ interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, investors may have difficulty selling any of our common stock that they buy. There may be limited market activity in our stock and we are likely to be too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a public trading market for our common stock will develop or be sustained. If we trade on OTC markets, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds as well as individual investors, follow a policy of not investing in OTC stocks and certain major brokerage firms restrict their brokers from recommending OTC stocks because they are considered speculative, volatile, thinly traded and the market price of the common stock may not accurately reflect the underlying value of our Company. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our common stock.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. However, security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock, which may adversely affect the market price of our common stock. If equity research analysts do provide research coverage of our common stock, the price of our common stock could decline if one or more of these analysts downgrade our common stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Our insiders beneficially own a significant portion of our stock, and accordingly, may have control over stockholder matters, the Company’s business and management.

The percentage ownership information shown in the table below is calculated based on 14,700,000 shares of our common stock issued and outstanding as of December 16, 2016. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

		Amount and Nature
Title of		of Beneficial
Class	Name of Beneficial Owner	Ownership	Percentage
Common Stock	JING Wenjia	8,250,000	56.12%
	Chief Executive Officer and Director.	Direct
Common Stock	ZHAO Hongxi	550,000	3.74%
	Chief Financial Officer and Director	Direct

	All Officers and Directors as a Group	8,800,000	59.86%

As a result, our executive officers, directors and affiliated persons will have significant influence to:

•	Elect or defeat the election of our directors;
•	Amend or prevent amendment of our articles of incorporation or bylaws;
•	Effect or prevent a merger, sale of assets or other corporate transaction; and
•	Affect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by our insiders, new investors will not be able to affect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

We are authorized to issue up to 100,000,000 shares of common stock, of which 14,700,000 shares are issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth by acquiring complementary businesses, acquiring or licensing additional brands, or establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets, and this could negatively impact our earnings and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, may make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs.

As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our Company. Our failure to meet market expectations would likely result in decreases in the trading price of our common stock.

Because some of our officers and directors live outside of the United States, you may have no effective recourse against them for misconduct and may not be able to receive compensation for damages to the value of their investment caused by wrongful actions by our directors and officers.

Some of officers and directors live outside the U.S. As a result, it may be difficult for investors to enforce within the U.S. any judgments obtained against those officers and directors, or obtain judgments against them outside of the U.S. that are predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof. Investors may not be able to receive compensation for damages to the value of their investment caused by wrongful actions by our directors and officers.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 8, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 16, and the section entitled “Business Description” beginning on page 16, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sales of our common stock by the selling stockholders. All of the net proceeds from the sale of the common stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholder” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of our common stock for the selling stockholders.

DETERMINATION OF THE OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of our common stock was arbitrarily determined. The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of the effective notice of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the stock’s depth and liquidity.

DILUTION

As this is a selling stockholder offering there is no dilution in the price of the stock as a result of this registration.

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EXCHANGE RATE INFORMATION

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Canadian dollar (“CAD”), except Sinorama Voyages bookkeeping transactions are the European Dollar (“EUR"). The reporting currency of these consolidated financial statements is the United States dollar (“US Dollars” or “$”).

The Company’s reporting currency is U.S. dollars. Assets and liabilities of Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages are translated into U.S. dollars at the exchange rates set forth in the Bank of Canada at the balance sheet dates, revenues and expenses are translated into U.S. dollars at average exchange rates set forth in the Bank of Canada for the reporting periods. Gains and losses resulting from translation are recorded as a component of accumulated other comprehensive income (loss).

Realized gains and losses from foreign currency transactions are recognized as gain or loss on foreign currency in the consolidated statements of operations.

The exchange rates used for foreign currency translation are as follows:

		September 30, 2016	September 30, 2015
		(CAD to USD/EUR to USD)	(CAD to USD/EUR to USD)
Assets and liabilities	period end exchange rate	0.7624/1.1239	0.7493/1.1203
Revenue and expenses	period weighted average	0.7568/1.1163	0.7937/1.1143

		December 31, 2015	December 31, 2014
		(CAD to USD/EUR to USD)	(CAD to USD/EUR to USD)
Assets and liabilities	period end exchange rate	0.7225/1.0858	0.8620/1.2143
Revenue and expenses	period weighted average	0.7821/1.1092	0.9053/1.3287

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

We have issued 14,700,000 shares of our common stock since our inception on June 30, 2016. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Regulations

Our primary operating subsidiary is located in Canada and France, we are regulated by Canada and France laws. We are required to compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fees and filings are current.

In Canada, a travel operator company must follow the Consumer Protection Act and the Travel Agents Act. The Consumer Protection Act is intended to protect Quebecers in numerous areas where they function as consumer.

As for the Travel Agents Act, it is intended first to ensure that those who work in this industry respect the rules and second to protect consumers when a supplier defaults. Travel agents must be licensed and customers’ funds must be deposited in a trust account until suppliers are paid for services. They are also obliged to provide an individual security bond proportional to their turnover. Customers of Quebec travel agents are required to contribute to the Compensation Fund for Customers of Travel Agents, which is under the jurisdiction of the President of the Office” (According to the Laws and Regulations Applicable to the Travel Industry).

According to the above regulations, Vacances Sinorama Inc. must be licensed and customers’ funds must be deposited in a trust account until suppliers are paid for services. If the Canadian government finds that operating the business in Canada does not comply with its regulations, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties.

Sinorama Voyages is located in France, and we are regulated by French laws. We are required to comply with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fee and filings are current.

According to the Development and Modernization of Tourism Services (No.2009-888 of July 22, 2009). Sinorama Voyages must be licensed before to sale the travel products. If the French government finds that operating the business in France does not comply with its regulations, we could be subject to severe penalties.

French government is encouraging the Tourism Development, Sinorama Voyages is a travel operator and must comply with the terms of, all adequate certificates, authorizations, licenses and permits and have made all declarations and filings with, the appropriate domestic or foreign governmental or regulatory authorities necessary to the conduct of the business now conducted.

Our Asian Tours cater to foreign travelers visiting China and other Asian countries. Once visitors arrive in China and other Asian countries, local suppliers will provide services for the customers. For Chinese travelers visiting Canada or France, we only provide local bus tour services. Therefore, we are not subject to People’s Republic of China (PRC) and other Asian countries law and regulations, but local suppliers are subject to PRC and other Asian countries law and regulations.

HOLDERS OF SECURITIES

There were 116 holders of record of our common stock as of December 16, 2016.

DIVIDENDS POLICY

We have not declared or paid any cash dividends on our common stock since our inception, and our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors. There are currently no restrictions that limit our ability to declare cash dividends on its common stock and we do not believe that there are any that are likely to do so in the future.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 8, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Our financial statements are stated in United States Dollars and are prepared in accordance with accounting principles generally accepted in the United States.

Business Description

SINORAMA CORPORATION (“Sinorama”, the “Company” “we” or “us”) was incorporated in the State of Florida on June 30, 2016. The Company principal corporate address is La Plaza Swatow, Office 518, P.O.Box 008, 998 Blvd, Saint-Laurent, Montreal, QC H2Z 9Y9. Our telephone number is 514-866-6888. Our website address is www.sinoramacorporation.com.

Sinorama Corporation is an integrated travel producer and seller which enjoys a good reputation among the tourism industry, with a team of 160 full time professionals and experienced employees. The Company provides Bus Tours, Asian Tours, as well as sales of the third-party products air tickets, hotels and other travel products. Sinorama Corporation has achieved a combination of traditional tourism industry and E-Commerce, while covering a wide range of business. We offer travel products and services primarily through the following distribution methods: the agency methods, online retail methods and offline store sales methods.

Under the agency methods, the third-party acts as the agent in the transaction. They provide real-time search, pricing, booking, change and payment for travelers, Sinorama provides integrated itinerary creation for travelers, who use the services of agency methods for both leisure and business travel.

Under the online and offline sales methods, we provide real-time search, pricing, booking, change, payment and integrated itinerary creation for travelers, who use the services of online and offline travel methods for both leisure and business travel.

Bus Tour Services

Bus Tour Services are provided mostly by local tour operators. Sinorama conducts a rigorous process in designing travel products and services before selling these products to our customers, and we participate in the design of bus tours. We are independently determining the prices charged to customers for bus tours, as well as the prices paid to suppliers and subcontractors, because we are the primary obligor in the arrangement as we are responsible for the ultimate customer acceptance for all products and services rendered. Such commitment is also made in the contracts we enter into with our customers. We are the party retained by and paid by our customers. In situations of customer disputes, where the customer files a complaint or demands a refund, we assume risks and responsibilities for the delivery of bus tours and we are responsible for refunding the customers their payments. Bus Tour revenues are recognized when customers depart from the trips. Revenues from bus tour services are recognized on gross basis, which represent amounts charged to and received from customers, as we are the primary obligor in the arrangement and bear the risks and rewards, including the customers’ acceptance of products and services delivered. We assess the facts and circumstances and are the principal in bus tour arrangements.

Asian Tour Services

Asian Tour Services are provided mostly by cross-border travel operators. Sinorama conducts a rigorous process in designing travel products and services before selling these products to our customers, and participate in the design of Asian tours. We are independently determining the prices charged to customers for Asian tours, as well as the prices paid to suppliers and subcontractors, because we are primary obligor in the arrangement as we are responsible for the ultimate customer acceptance for all products and services rendered. Such commitment is also made in the contracts we enter into with our customers. We are the party retained by and paid by our customers. In situations of customer disputes, where the customer files a complaint or demands a refund, we assume risks and responsibilities for the delivery of Asian tours and we are responsible for refunding the customers their payments. The Company recognizes Asian tour services revenues and other travel-related services such as visa processing services on the date that tours or the flights departure, provided that evidence of an arrangement exists, the fees are fixed and determinable, no significant obligations remain at the end of the period, and collection of the resulting receivable is deemed probable. The full payment needs to be paid before flights departure.

Third Party Products Sales

The Company conducts a rigorous process in selecting travel products and services before selling these products to our customers and independently determine the prices charged to customers for Third Party Products Sales, because we are the primary obligor in the arrangement as we are responsible for the ultimate customer acceptance for all products and services rendered. Such commitment is also made in the contracts we enter into with our customers. We are the party retained by and paid by our customers. In situations of customer disputes, where the customer files a complaint or demands a refund, we assume risks and responsibilities for the delivery of products and we are responsible for refunding the customers their payments. Revenue for third party products reservations is recognized at the time of the booking of the reservation. The third-party products are normally derived from air ticket, hotel reservation, cruise, and insurance.

Revenues have grown rapidly since 2013, primarily driven by sale of our self-developed Asian Tours Products. Every year, over 10,000 tourists from North America, Europe, Australia and New Zealand traveled to Asia with Sinorama, while tens of thousands of tourists from China and around the world traveled with Sinorama in Canada, the United States and Europe. Sinorama is currently engaged in all facets of E-commerce development in the field of tourism, and has now established a strategic position for North American-European-Asian. For the year ended December 31, 2015, revenues were $41.06 million compared to $36.04 million in 2014, an increase of 14%. Net loss for 2015 was $0.59 million compared to $2.21 million for the same period last year. For the nine months ended September 30, 2016, revenues increased 79% to $54.94 million compared to $30.76 million for the same period last year. For the nine months ended September 30, 2016, net loss increased 133% to $1.66 million compared to $0.71 million for the same period last year. For the year ended December 31, 2015, two self-developed products sales, Asia Tours and Bus Tours, accounted for 63% and 20% of the revenue, respectively.

Our primary operating subsidiaries are located in Canada and France. We are regulated by Canada and French laws. We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fees and filings are current.

According to Consumer Protection Act and the Travel Agents Act, Vacances Sinorama Inc. must be licensed and customers’ funds must be deposited in a trust account until suppliers are paid for services. If the Canadian government finds that operating the business in Canada does not comply with its regulations, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties.

According to the Development and Modernization of Tourism Services (No.2009-888 of July 22, 2009). Sinorama Voyages must be licensed before to sale the travel products. If the French government finds that operating the business in France does not comply with its regulations, we could be subject to severe penalties.

We have three (3) executive officers, QIAN Hong, Chairman, JING Wenjia, Chief Executive Officer and ZHAO Hongxi, Chief Financial Officer.

Our subsidiaries include Sinorama Tours Co., Ltd., Simon Qian Voyages, Inc., Vacances Sinorama Inc., and Sinorama Voyages.

SINORAMA TOURS CO., LTD ("Sinorama Tours"), is a privately held Limited Liability Company registered in Samoa on June 03, 2015. SINORAMA TOURS was authorized to issue 1,000,000 shares of a single class each with par value of $1.00 per share to its shareholders, SINORAMA TOURS issued 10,000 shares of a single class each with par value of $1.00 per share to its shareholders.

Simon Qian Voyages Inc. (“Simon Qian Voyages”) was established on October 12, 2012, under the laws of Canada. Ms. JING Wenjia owned 100% of the controlling interest of Simon Qian Voyages. On June 09, 2016, the sole Shareholder of Simon Qian Voyages Inc. Ms. Wenjia transferred 100% controlling interest to Sinorama Tours Co., Ltd

Vacances Sinorama Inc. (“Vacances Sinorama”), is a privately held, for-profit travel producer and seller, incorporated in Montreal, Quebec, Canada on December 2004. Vacances Sinorama is a large integrated tour company providing Bus Tours, Asian Tours, Air Tickets, Hotel Reservations, Cruises and other solutions to its customers worldwide. Vacances Sinorama facilitates travel commerce with online and offline travel businesses, Vacances Sinorama is providing both the business to customer (“B2C”) and business to business (“B2B”) travel commerce marketplace. The office address is La Plaza Swatow, Office 518, P.O. Box 008, 998 Blvd, Saint-Laurent, Montreal, QC H2Z 9Y9. We have 145 full time professional and experienced employees.

Sinorama Voyages (“Sinorama Voyages”) is a privately held, for-profit travel producer and seller, incorporated in Paris, France on February 2012, Mr. QIAN Hong owned 51% of Sinorama Voyages. Sinorama Voyages is an integrated travel company providing Bus Tours, Asian Tours, Air Tickets and other solutions to its customers worldwide. Sinorama Voyages facilitates travel commerce with online and offline travel businesses. Sinorama Voyages is providing both the B2C and B2B travel commerce marketplace. The office address is 23-25 Road Berri, 75008 Paris. We have 15 full time professional and experienced employees.

Reorganization

On June 30, 2016, the Company engaged in a corporate reorganization to roll several controlled entities (now referred to as the subsidiaries) into one legal corporation (the Company). The specific transactions related to this reorganization are outlined below. The control of the entities has never changed (always under the control of husband (Mr. QIAN Hong) and/or wife (Ms. JING Wenjia). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2014 and 2015, the results of these subsidiaries are included in the financial statements for both periods. Non-controlling interests in the subsidiaries are related parties and thus were not adjusted to fair value as a result of the reorganization.

The transactions leading up to and including the reorganization are as follows:

On December 31, 2014, Mr. QIAN Hong was holding 100% of the controlling interest of Vacances Sinorama. Mr. Hong transferred 66.67% of his controlling interest to Simon Qian Voyages. Therefore, 66.67% of Vacances Sinorama is owned by Simon Qian Voyages and 33.33% is owned by Mr. Hong.

On May 09, 2016, Mr. Hong transferred 51% of his controlling interest of Sinorama Voyages to Sinorama Tours Co., Ltd.

On June 09, 2016, the sole Shareholder of Simon Qian Voyages Inc., Ms. JING Wenjia, transferred 100% of her controlling interest to Sinorama Tours Co., Ltd.

On June 30, 2016, the Company issued a total of 11,000,000 shares of its common stock, par value $0.001(the Sinorama Corporation shares) to the shareholders of Sinorama Tours Co., Ltd (“Sinorama Tours”), a company which was incorporated in Samoa on June 03, 2015, in exchange for 100% of Sinorama Tours Co., Ltd shares owned by the shareholders. Upon the completion of this transaction, all the shareholders had exchanged 100% of their shares for the shares of Sinorama. Sinorama Tours became a 100% owned subsidiary of Sinorama.

Sinorama, Sinorama Tours, Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages are collectively referred as the “Group”.

Seasonality

Our quarterly results are likely to fluctuate because of seasonality in the leisure travel industry all over the world. Our business experiences fluctuations, reflecting seasonal variations in demand for leisure travel services. Sales of leisure travel products and services will increase in respect of holiday periods and decrease in respect of off-peak times and prices of leisure travel products and services are subject to fluctuation between peak seasons and low seasons. For example, we have historically experienced higher revenue from Bus Tours between May to October of the year, and lower revenue between November to April of the following year. We also have historically experienced higher revenue from Asian Tours between April to June and between September to November of the year, and lower revenue for the rest of the year, because many of our customers tend to travel during summer holidays. Consequently, our results of operations may fluctuate from quarter to quarter. Our rapid growth has tended to mask the seasonality of our business.

Plan of Operation

   Over the next twelve months, we will concentrate on the following four areas to grow our operations:

●  Design new products– Seek to design some more new tour products to compete with competitors.

●  Advertising and Marketing – Work with several marketing companies to develop brand identity, marketing materials, and update our web site. Utilize all available marketing venues and public relations opportunities to promote the Company and its tour services.

●  Expansion tours all over the world – (1) The Company will serve 35,000 worldwide in its Asia tours; (2) Committed to becoming the best Chinese tourism brand across the world; (3) in the course of U.S. – China Tourism Year, the Company expects to organize 10,000 Americans to visit China; (4) the Company launched its Chinese outbound tourism business in North America and Europe.

●  Language skills training-The Company will engage and train over 200 tour leaders in the European, American and Chinese markets, covering such languages as English, French, German, Spanish, Japanese and Korean.

16

Analysis of revenue growth:

	For nine months ended September 30, (Unaudited)		Change
	2016	2015	$	%
Operating Revenue	54,938,123	30,763,307	24,174,816	79%
Cost of sales and Operating expense	56,518,547	31,492,096	25,026,451	79%
Income (loss) from Operations	(1,580,424)	(728,789)	(851,635)	117%

Revenues
Asian Tours	41,390,673	19,207,577	22,183,096	115%
Bus Tours	7,866,572	6,125,481	1,741,091	28%
Third Party Sales	5,680,878	5,430,249	250,629	5%
The amount of revenues	$54,938,123	$30,763,307	$24,174,816	79%

	For three months ended September 30, (Unaudited)		Change
	2016	2015	$	%
Operating Revenue	21,381,786	12,382,042	8,999,744	73%
Cost of sales and Operating expense	22,557,961	12,366,463	10,191,498	82%
Income (loss) from Operations	(1,176,175)	15,579	(1,191,754)	(7650)%

Revenues
Asian Tours	13,665,138	6,321,011	7,344,127	116%
Bus Tours	5,700,151	4,437,658	1,262,493	28%
Third Party Sales	2,016,497	1,623,373	393,124	24%
The amount of revenues	$21,381,786	$12,382,042	$8,999,744	73%

	For the year ended December 31,		Change
	2015	2014	$	%
Operating Revenue	41,056,927	36,038,594	5,018,333	14%
Cost of sales and Operating expense	41,678,294	38,093,893	3,584,401	9%
Income (loss) from Operations	(621,367)	(2,055,299)	1,433,932	(70)%

Revenues
Asian Tours	25,965,460	20,409,861	5,555,599	27%
Bus Tours	8,065,250	7,990,673	74,577	1%
Third Party Sales	7,026,217	7,638,060	(611,843)	(8)%
The amount of revenues	$41,056,927	$36,038,594	$5,018,333	14%

Operating Revenue for the year ended December 31, 2015, which resulted primarily from Asia Tours revenue, Bus Tours and Third party product sales revenue were $41,056,927, an increase of 14% as compared with the operating revenue of $36,038,594 for the year ended December 31, 2014. The increase was primarily in the Asian Tours sector, as a result of the increase in the number of customers to 11.98 thousand customers, an increase of 4.58 thousand as compared with the number of 7.40 thousand for the year ended December 31, 2014, which resulted from advertising and promotion increases of $50,001 or 4% for the year ended December 31, 2015 as compared to $1,399,213 for the same period of 2014.

For nine months ended September 30, 2016, which resulted primarily from Asian Tours, Bus Tours and Third party product sales revenue, were $54,938,123, an increase of 79% as compared with the operating revenue of $30,763,307 for nine months ended September 30, 2015. The increase was primarily in the Asia Tours sector, as a result of the number of customers increasing to 21.12 thousand customers, an increase of 13.41 thousand as compared with the number of customers of 7.71 thousand for nine months ended September 30, 2015. which resulted from advertising and promotion increases of $2,292,990 or 312% for nine months ended September 30, 2016 as compared to $734,027 for the same period of 2015. We expect this increase in customer and advertising expenses to be a trend which will continue into future periods.

For three months ended September 30, 2016, which resulted primarily from Asian Tours, Bus Tours and Third party product sales revenue, were $21,381,786, an increase of 73% as compared with the operating revenue of $12,382,042 for three months ended September 30, 2015. The increase was primarily in the Asia Tours sector, as a result of the number of customers increasing to 6.3 thousand customers, an increase of 4.81 thousand as compared with the number of customers of 1.49 thousand for three months ended September 30, 2015. which resulted from advertising and promotion increases of $1,167,045 or 560% for three months ended September 30, 2016 as compared to $208,289 for the same period of 2015. We expect this increase in customer and advertising expenses to be a trend which will continue into future periods.

Cost of sales and Operating expense was $41,678,294 for the year ended December 31, 2015, an increase of $3,584,401 or 9% as compared to $38,093,893 for the same period of 2014. This increase was primarily due to significant increase in salaries and benefits of $396,576, which was the result of an employee increase of 93, and an increase in cost of sales of approximately $2,896,359, which was primarily in the Asian Tours sector, as a result of the increase in the number of customers to 11.98 thousand customers, an increase of 4.58 thousand as compared with the number of 7.40 thousand for the year ended December 31, 2014, and an increase in advertising and promotion of $50,001, which was the result of more advertisements, and an increase in bank charge and interest of $212,384, which was the result of more Chase servers fee.

Cost of sales and Operating expense was $56,518,547 for nine months ended September 30, 2016, an increase of $25,026,451 or 79% as compared to $31,492,096 for the same period of 2015. This increase was primarily due to significant increase in salaries and benefits of $918,177, which was the result of an employee increase of 57, and an increase in cost of sales of approximately $21,460,292, which was primarily in the Asian Tours sector, as a result of the increase in the number of customers to 21.12 thousand customers, an increase of 13.41 thousand as compared with the number of 7.71 thousand for nine months ended September 30, 2015, and an increase in advertising and promotion of $2,292,990, which was the result of more advertisements, and an increase in bank charge and interest of $272,241, which was the result of more Chase servers fee.

Cost of sales and Operating expense was $22,557,961 for three months ended September 30, 2016, an increase of $10,191,498 or 82% as compared to $12,366,463 for the same period of 2015. This increase was primarily due to significant increase in salaries and benefits of $313,105, which was the result of an employee increase of 57, and an increase in cost of sales of approximately $8,488,492, which was primarily in the Asian Tours sector, as a result of the increase in the number of customers to 6.3 thousand customers, an increase of 4.81 thousand as compared with the number of 1.49 thousand for three months ended September 30, 2015, and an increase in advertising and promotion of $1,167,045, which was the result of more advertisements, and an increase in bank charge and interest of $150,230, which was the result of more Chase servers fee.

Loss from Operations was $621,367 for the year ended December 31, 2015 as compared with operating loss of $2,055,299 for the fiscal year ended December 31, 2014. Loss from Operations was $1,580,424 for nine months ended September 30, 2016, as compared with operating loss of $728,789 for nine months ended September 30, 2015. Loss from Operations was $1,176,175 for three months ended September 30, 2016, as compared with operating income of $15,579 for three months ended September 30, 2015.The primary reasons are due to aforementioned changes in operating revenue and operating expenses.

17

Operating Results

For the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015

SINORAMA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(EXPRESSED IN US DOLLARS) (Unaudited)

	Nine Months Ended
	September 30,		Change
	2016	2015	$	%

Revenue:
Asian Tours	$41,390,673	$19,207,577	$22,183,096	115%
Bus Tours	7,866,572	6,125,481	1,741,091	28%
Third party product sales	5,680,878	5,430,249	250,629	5%
Total revenue	54,938,123	30,763,307	24,174,816	79%
Cost of Sales	49,070,761	27,610,469	21,460,292	78%
Gross Profit	5,867,362	3,152,838	2,714,524	86%
Operating costs and expenses:
Salaries and employee benefits	2,788,733	1,870,556	918,177	49%
Advertising and promotion	3,027,017	734,027	2,292,990	312%
Rent and occupancy charges	229,670	182,889	46,781	26%
Office and general	250,613	173,684	76,929	44%
Bank charge and interest	983,460	711,219	272,241	38%
Business taxes and licenses	5,410	21,489	(16,079)	(75)%
Professional fees	104,327	137,348	(33,021)	(24)%
Depreciation of property and equipment	28,494	27,124	1,370	5%
Insurance	25,192	17,268	7,924	46%
Other expense	4,870	6,023	(1,153)	(19)%
Total operating costs and expenses	7,447,786	3,881,627	3,566,159	92%
Losses from operations before other income and income taxes	(1,580,424)	(728,789)	(851,635)	117%
Other income	51,299	29,883	21,416	72%
Losses from operations before income taxes	(1,529,125)	(698,906)	(830,219)	119%
Income tax	131,485	13,989	117,496	840%
Net loss	(1,660,610)	(712,895)	(947,715)	133%
Comprehensive income/loss	$(1,114,439)	$(499,488)	$(614,951)	123%

The Company’s net loss for the nine months ended September 30, 2016 was $1,660,610 representing an increase of $947,715, over $712,895 for the nine months ended September 30, 2015. The increase in net loss for the NINE months ended September 30, 2016 was the main effect of the changes in the following components:

●	An increase in Asian Tours revenue of $22,183,096;
●	An increase in Bus Tours revenue of $1,741,091;
●	An increase in Cost of sales of $21,460,292;
●	An increase in expenses of Advertising and promotion of $2,292,990; and
●	An increase in expenses of Salaries and benefits of $918,177;

Liquidity and Capital Resources

The accompanying financial statements have been prepared that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

As of September 30, 2016, the Company had approximately $4,219,996 of cash and cash equivalents (include restricted cash $934,856).

We are presently able to meet our obligations as they come due. At September 30, 2016, we had non-controlling interest of $(1,900,954) and shareholders’ equity of $(1,537,436).

We anticipate that our future liquidity requirements will arise from the need to fund our growth, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the public offering and/or debt financing. However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern.

Cash Flows and Capital Resources

	Nine Months Ended September 30,
	2016	2015
Net cash used in (provided by) operating activities	(3,173,663)	849,402
Net cash provided by (used in) investing activities	706,624	(252,929)
Net cash used in financing activities	-	(22,019)
Effect of exchange rate fluctuation on cash and cash equivalents	860,905	(878,934)
Net increase(decrease) in cash and cash equivalents	(1,606,134)	(304,380)
Cash and cash equivalents, beginning of period	5,826,130	4,712,735
Cash and cash equivalents, ending of period	$4,219,996	4,408,355

Net Cash Provided by Operating Activities

For the nine months ended September 30, 2016, we had negative cash flow from operating activities of $3,173,663, a decrease of $4,023,065 from the same period of 2015, during which we had cash flow from operating activities of $849,402. The net loss for the nine months ended September 30, 2016 increased by $947,715 as compared to nine months ended September 30, 2015. The decrease in net cash provided by operating activities was the result of several factors, mainly including:

•	A decrease in cash flow due to a decrease of prepayments & deferred expenses items totaling $9,972,865, which was due to the decrease in prepayment for travel suppliers.

Investing Activities

Net cash provided by investing activities for the nine months ended September 30, 2016 was $706,624, compared to net cash used in investing activities of $252,929 for the nine months ended September 30, 2015. The cash collected from investing activities for the nine months ended September 30, 2016 was mainly recovered investments in financial products issued by banks or other financial institutions.

Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2016 was Nil, as compared to net cash used in financing activities of $22,019 for nine months ended September 30, 2015. The cash used in financing activities for the nine months ended September 30, 2015 was mainly attributable to credit card payable.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

18

For the year ended December 31, 2015 as compared to the year ended December 31, 2014

SINORAMA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(EXPRESSED IN US DOLLARS)

	For the Year Ended
	December 31,		Change
	2015	2014	$	%

Revenue:
Asian Tours	$25,965,460	$20,409,861	$5,555,599	27%
Bus Tours	8,065,250	7,990,673	74,577	1%
Third party product sales	7,026,217	7,638,060	(611,843)	(8)%
Total revenue	41,056,927	36,038,594	5,018,333	14%
Cost of Sales	35,969,224	33,072,865	2,896,359	9%
Gross Profit	5,087,703	2,965,729	2,121,974	72%
Operating costs and expenses:
Salaries and employee benefits	2,559,362	2,162,786	396,576	18%
Advertising and promotion	1,449,214	1,399,213	50,001	4%
Rent and occupancy charges	236,848	237,435	(587)	0%
Office and general	210,058	265,507	(55,449)	(21)%
Bank charge and interest	990,026	777,642	212,384	27%
Business taxes and licenses	42,974	16,429	26,545	162%
Professional fees	169,533	100,754	68,779	68%
Depreciation of property and equipment	37,171	42,269	(5,098)	(12)%
Insurance	7,221	17,863	(10,642)	(60)%
Other expense	6,663	1,130	5,533	490%
Total operating costs and expenses	5,709,070	5,021,028	688,042	14%
Losses from operations before other income and income taxes	(621,367)	(2,055,299)	1,433,932	(70)%
Other income	66,109	75,758	(9,649)	(13)%
Losses from operations before income taxes	(555,258)	(1,979,541)	1,424,283	(72)%
Income tax	36,625	232,898	(196,273)	(84)%
Net loss	(591,883)	(2,212,439)	1,620,556	(73)%
Comprehensive loss	$(267,803)	$(2,034,036)	$1,766,233	(87)%

The Company’s net loss for the year ended December 31, 2015 was $591,893 representing a decrease of $1,620,556, over $2,212,439 for the year ended December 31, 2014. The decrease in net loss for the year ended December 31, 2015 was the main effect of the changes in the following components:

●	An increase in Asian tours revenue of $5,555,599;
●	An increase in cost of sales of $2,896,359;
●	An increase in expenses of salaries and employee benefits of $396,576;
●	An increase in expenses of advertising and promotion of $50,001; and
●	An increase in expenses of bank charge and interest of $212,384;

Liquidity and Capital Resources

The accompanying financial statements have been prepared that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

As of December 31, 2015, the Company had approximately $5,826,130 of cash and cash equivalents (include restricted cash $2,560,354).

We are presently able to meet our obligations as they come due. At December 31, 2015, we had non-controlling interest of $(1,619,963) and shareholders’ equity of the Company $(703,988).

We anticipate that our future liquidity requirements will arise from the need to fund our growth, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the public offering and/or debt financing. However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern.

Cash Flows and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,
	2015	2014
Net cash provided by operating activities	2,465,722	2,737,388
Net cash used (provided by) in investing activities	(708,731)	12,079
Net cash used in financing activities	(21,698)	(27,629)
Effect of exchange rate fluctuation on cash and cash equivalents	(621,898)	(580,878)
Net decrease in cash and cash equivalents	1,113,395	2,140,960
Cash and cash equivalents, beginning of year	4,712,735	2,571,775
Cash and cash equivalents, ending of year	$5,826,130	$4,712,735

Net Cash Provided by Operating Activities

For the year ended December 31, 2015, we had positive cash flow from operating activities of $2,465,722, a decrease of $271,666 from the same period of 2014, during which we had cash flow from operating activities of $2,737,388. The net loss for the year ended December 31, 2015 decreased by $1,620,556 as compared to year ended December 31, 2014. The decrease in net cash provided by operating activities was the result of several factors, mainly including:

•	A decrease in cash flow due to an increase of Accounts payable and accrued liabilities items totaling $2,371,770, which was primarily due to the increase in due to suppliers.

•	A decrease in cash flow due to a decrease of Prepayments & deferred expenses items totaling $2,960,046, which was due to the increase in prepayment for travel suppliers.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2015 was $708,731, compared to net cash provided by investing activities of $12,079 for the year ended December 31, 2014. The cash used in investing activities for the year ended December 31, 2015 was mainly used for investments in financial products issued by banks or other financial institutions.

Financing Activities

Net cash used in financing activities for the year ended December 31, 2015 was $21,698, as compared to net cash used in financing activities of $27,629 for the year ended December 31, 2014. The cash used in financing activities for the year ended December 31, 2015 and 2014 were mainly attributable to credit card payable.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements

19

DESCRIPTION OF PROPERTY

Vacances Sinorama leases office space under non-cancellable operating lease agreements that expire on various dates through 2016. Under the terms of the lease, Vacances Sinorama paid approximately $21,401 in lease deposits and is committed to lease and management fee payments of approximately $12,514 per month for 60 months. In March 2016, entered into renew lease agreement which replaced its expired operating lease agreements. Under terms of the lease, Vacances Sinorama is committed to lease and management fee payments of approximately $16,072 per month for 60 months (Exhibit 10.2 Office leasing contracts- Montreal Main Operation Office). The office address is La Plaza Swatow, Office 518, P.O. Box 008, 998 Blvd, Saint-Laurent, Montreal, QC H2Z 9Y9.

In July 2015, Vacances Sinorama entered into a new lease agreement for bus tour department office. Under terms of the lease, Vacances Sinorama paid approximately $14,739 in lease deposits is committed to lease and management fee payments of approximately $5,318 per month for 60 months (Exhibit 10.3 Office leasing contracts-Bus Tour Office). The office address is 998 Clark Street, Montreal, QC H2Z 9Y9.

In February, 2015 Sinorama Voyages leases office space under non-cancellable operating lease agreements. Under the terms of the lease, Sinorama Voyages paid approximately $14,640 in lease deposits, lease expense payments of approximately $4,880 per month. Under terms of the lease agreement, from February, 2015, Sinorama Voyages is committed to lease expense payments of approximately $4,925 per month for 96 months (Exhibit 10.4 Office leasing contracts-France Office). The office address is 23-25 Road Berri, 75008 Paris.

The Company does not own any real property.

REPORTS TO SECURITY HOLDERS

We will voluntarily make available to our stockholders an annual report, including audited financials, on Form 10-K.

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website: www.sinoramacorporation.com

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers:

Directors and Executive Officers*	Age	Position/Title
QIAN Hong	45	President, Chairman of the Board and Director
JING Wenjia	45	Chief Executive Officer and Director
ZHAO Hongxi	51	Chief Financial Officer and Director

*	The business address for QIAN Hong and JING Wenjia are La Plaza Swatow: Office 518, P.O.Box 008, 998 Boulevard Saint-Laurent, Montreal, Quebec. H2Z 9Y9.

The business address for ZHAO Hongxi is 23-25 Rue de Berri, 75008 Paris.

QIAN Hong, age 45, President/Director

Mr. QIAN is our founder and has served as our president since 2013 and director since June 2016. Mr. QIAN was one of the co-founders of Vacances Sinorama Inc., a travel company. From 2000 to 2005, Mr. QIAN served as Tour Leader of Huamin Company France, a travel company. Mr. QIAN served as Travel Managing Operator of Xi’an Holiday Travel Agency from 1994 to 1999. Mr. QIAN provides hands-on leadership, strategic direction and operations management with a focus on business development, exceptional quality services and fiscal accountability. The right candidate was display high personal integrity, positivity and the ability to operate effectively under pressure. Mr. QIAN studied French Language and Literature in Collège Jean Mennais, studied French Language and Literature in Xi’an International Studies University and obtained College Diploma of Commerce and Economics from Henan University of Finance and Economics. From Mr. QIAN’s experience and management skill should serve as a director and president. He can speak Mandarin, French and English. Mr. QIAN does not, and has never served as an officer or director of any company required to file periodic reports with the Securities and Exchange Commission.

Ms. JING Wenjia, age 45, Chief Executive Officer/Director

Ms. JING is our Chief Executive Officer since 2013 and Director since June 2016. Ms. JING is one of the cofounders of Vacances Sinorama Inc. She was responsible for travel operations, budget development, analysis and oversight; marketing including volume growth/program development; expense control; policy and procedure development and implementation; and process development to facilitate regulatory compliance. She has more than 20 years in the travel industry. She has been the former Travel Managing Operator of Sino-France Economic and Cultural Center, served as a part-time Tour Guide for Travel Agency in Shaanxi, China and an employee of Shaanxi Local Product Import and Export Cooperation. Mr. JING studied French and English Language and Literature in Xi'an International Studies University, and attended Training Certificate in Consecutive and Simultaneous Conference Interpreting in European Commission Joint Interpreting and Conference Service. From Ms. JING’s experience and management skill should serve as a director and CEO. She can speak Mandarin, Cantonese, French and English. Ms. JING does not, and has never served as an officer or director of any company required to file periodic reports with the Securities and Exchange Commission.

Mr. ZHAO Hongxi, age-51, Chief Financial Officer/Director

Mr. ZHAO is our Chief Financial Officer since 2013 and Director since 2016. Since 2012, Mr. ZHAO served as general director of Sinorama Voyages. From 1999 to 2011, he served as director of Office of Consultation and management, CGSA, Paris. He served for Protac France S.A. of computer components, Economic Assistant and interpreter of the Economic Department of the Chinese Embassy, in Dakar, Senegal and served as an interpreter and translator in French for Institute of information studies and research, National Automotive Technical Research Centre in Tianjin, China. He earned a Master degree in Operational Marketing from Private High School of Computer Science and Management in Paris, France. He obtained a Master degree in French letter and civilization from Guangdong University of Foreign Studies in Guangzhou City, China. During his position as the chief financial officer with the Company, he has been trained by a local accounting firm regarding the preparation of financial statements under U.S. GAAP and is involved in its proposed U.S. initial public offering, including preparing U.S. GAAP financial statements and quarterly and annually fillings preparation. From 2015 to 2016, he has learned U.S. GAAP, Securities Exchange Act 1934, Securities Act 1933, Regulation S-K and Regulation S-X. He also serves as director, and serves in progressive managerial roles in accounting management, strategic planning and company control, and has knowledge about the travel service operation situation. From Mr. ZHAO’s international business working experience and US GAAP and SEC training experience, he was elected to serve as a director and CFO. He can speak Mandarin, French and English. Mr. ZHAO does not, and has never served as an officer or director of any company required to file periodic reports with the Securities and Exchange Commission.

Our Chief Executive Officer and Director, JING Wenjia is wife of QIAN Hong, our President and Director.

Our Chief Financial Officer and Director has no relationship to other shareholders and directors.

Our directors hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until resignation or removal by the board.

20

Legal Proceedings Involving Officers and Directors

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.
•	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.
•	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
•	Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

During the fiscal year of 2015, our Board of Directors had several meetings, including meetings that were held by means of a conference telephone call, but excluding actions taken by unanimous written consent.

Board Committees

Audit Committee

We have not yet appointed an audit committee. At the present time, we believe that the members of Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

Code of Ethics

We do not presently have a code of ethics. However, we intend to adopt such a code of ethics in the future.

Board Leadership Structure and Role in Risk Oversight

QIAN Hong is our President and Chairman. We do not have any independent directors. The Board believes that the Company’s Chairman is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and the director most capable of identifying strategic priorities and executing our business strategy. In addition, having a single leader eliminates the potential for confusion and provides clear leadership for the Company. We believe that this leadership structure has served the Company well.

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing us and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

21

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation paid by us to our officers from the fiscal years ended 2014 and 2015, respectively.

						Non-Equity	Non-qualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Comp.	Other
Principal		Salary	Bonus	Awards	Awards	Comp.	Earnings	Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
QIAN Hong	2014	75,683	-	-	-	-	-	-	75,683
Chairman	2015	65,383	-	-	-	-	-	-	65,383
JING Wenjia	2014	50,842	-	-	-	-	-	-	50,842
CEO/Director	2015	43,923	-	-	-	-	-	-	43,923
ZHAO Hongxi	2014	60,323	-	-	-	-	-	-	60,323
CFO/Director	2015	66,514	-	-	-	-	-	-	66,514

Amounts of compensation for 2015 and 2014, reported in the table above, represent accrued compensation. The manner and timing of payments of the accrued compensation will depend on the future financial conditions of the Company.

Refer to the Notes to Financial Statements for more information.

Outstanding Equity Awards

No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have not entered into any employment or other contracts or arrangements with our executive officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Compensation of Directors

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of SINORAMA CORPORATION other than services ordinarily required of a director.

The following table summarizes all compensation awarded to, earned by or paid to our directors for all services rendered in all capacities to us through the end of our fiscal years 2014 and 2015.

						Non-Equity	Non-qualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Comp.	Other
Principal		Salary	Bonus	Awards	Awards	Comp.	Earnings	Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
QIAN Hong	2014	75,683	-	-	-	-	-	-	75,683
Chairman,	2015	65,383	-	-	-	-	-	-	65,383
JING Wenjia	2014	50,842	-	-	-	-	-	-	50,842
CEO/Director	2015	43,923	-	-	-	-	-	-	43,923
ZHAO Hongxi	2014	60,323	-	-	-	-			60,323
CFO/Director	2015	66,514	-	-	-	-			66,514

The amounts listed in the table were earned solely as compensation for work performed as executive officers. No any amount was earned in the capacity of director.

22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 30, 2016, we acquired One Hundred Percent (100%) of the issued and outstanding capital stock of Sinorama Tours Co., Ltd, a privately held Limited Liability Company registered in the Samoa (“Sinorama Tours”) for Eleven Million (11,000,000) shares of our common stock paid to the shareholders of Sinorama Tours. Only two of the shareholders of Sinorama Tours are also our officer and director and the shares were issued as follows:

Name of shareholders	Dollar value of the amount involved in SINORAMA*		Dollar value of the amount Involved in SINORAMA TOURS**
JING Wenjia***	8,250,000 shares	$8,250	7,500 shares	$7,500
XING Yanhua	330,000 shares	330	300 shares	300
ZHAO Hongxi ****	550,000 shares	550	500 shares	500
YANG Ming	330,000 shares	330	300 shares	300
WANG Bo	220,000 shares	220	200 shares	200
WANG Xiwang	110,000 shares	110	100 shares	100
WEI He	110,000 shares	110	100 shares	100
ZHANG Guohua	385,000 shares	385	350 shares	350
ZOU Gongping	275,000 shares	275	250 shares	250
CHEUNG Wai Kee	110,000 shares	110	100 shares	100
8941408 Canada Inc.	330,000 shares	330	300 shares	300
Total	11,000,000 shares	$11,000	10,000 shares	$10,000

*$0.001 par value per share

**$1 par value per share

*** JING Wenjia is the Chief Executive Officer and Director of the company.

****ZHAO Hongxi is the Chief Financial Officer and Director of the company.

As of December 31, 2015 and 2014, the Company has a balance due to Sinorama Travel Vancouver Inc., which is 51% owned by the Chairman (QIAN Hong) of the Company, of $5,993,970 and $1,872,849, respectively. The supplier in China is required us to pay in advance, in order to booking tour availabilities. The amount was non-interest bearing; it was due on demand. As of September 30, 2016, the Company has a balance due to Sinorama Travel Vancouver Inc., which is 51% owned by the Chairman (QIAN Hong) of the Company, of $4,790,021. The supplier in China is required us to pay in advance, in order to booking tour availabilities. The amount was non-interest bearing; it was due on demand.

As of December 31, 2015 and 2014, the Company has a balance due to Sinorama Holiday Inc., which is 40% owned by the Chairman (QIAN Hong) of the Company, 20% owned by the Chief Executive Officer (JING Wenjia) of the Company, of $734,488 and $1,411,556, respectively. It was the payment made to vendor in China, to reserving tour availabilities. It was due on demand, without interest. As of September 30, 2016, the Company has a balance due to Sinorama Holiday Inc., which is 40% owned by the Chairman (QIAN Hong) of the Company, 20% owned by the Chief Executive Officer (JING Wenjia) of the Company, of $2,257,149. It was the payment made to vendor in China, to reserving tour availabilities. It was due on demand, without interest.

As of December 31, 2015 and 2014, the Company has a balance due from Sinorama Reisen GmbH, which is 65% owned by the Chief Executive Officer (JING Wenjia) of the Company, of $600,502 and $383,028, respectively. The amount is the prepayment for the supplier in China, in order to reserving tour availabilities. The prepayment was non-interest bearing, payable on demand. As of September 30, 2016, the Company has a balance due from Sinorama Reisen GmbH, which is 65% owned by the Chief Executive Officer (JING Wenjia) of the Company, of $823,331. The amount is the prepayment for the supplier in China, in order to reserving tour availabilities. The prepayment was non-interest bearing, payable on demand.

As of September 30, 2016, and through the filing of this prospectus, except as described above, there are no currently proposed transactions, in which is exceed $120,000 where it appears a related person had a material interest, including transactions with Sinorama Reisen GmbH, Sinorama Travel Vancouver Inc., and Sinorama Holiday Inc. exists.

23

PLAN OF DISTRIBUTION

We are registering 5,900,000 shares of common stock for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The selling stockholders will offer and sell our common stock at a fixed price of $1.00 per share, until a public market emerges for our common stock and, thereafter, at prevailing market prices. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•  On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•  In the over-the-counter market;

•  In transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•  Through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•  Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•  Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•  Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•  An exchange distribution in accordance with the rules of the applicable exchange;

•  Privately negotiated transactions;

•  Short sales made after the date the Registration Statement is declared effective by the Commission;

•  Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•  A combination of any such methods of sale; and

•  Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer, donate and pledge the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding, or 200,000 shares immediately after this offering (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for resale of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the resale registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the preliminary registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

24

PRINCIPAL AND SELLING STOCKHOLDERS

This prospectus covers offers and sales of up to 5,900,000 shares of our common stock, which may be offered from time to time by the selling stockholder identified in this prospectus.

The table below identifies each selling stockholder and shows the number of shares of common stock beneficially owned by the selling stockholder before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that each such selling stockholder will sell all or any of its shares of common stock. We assume that all shares covered by this prospectus will be sold by each such selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder. No estimate can be given as to the number of shares that will be held by each such selling stockholder after completion of this offering because each such selling stockholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

The following table sets forth the name of each selling stockholder, and, if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such stockholder before the offering, the amount being offered for the stockholder’s account, and the amount to be owned by such stockholder after completion of the offering.

Name of Selling Stockholder and Position, Office or Material Relationship with SINORAMA	Common Shares owned by the Selling	Percent beneficially owned before	Total Shares to be Registered Pursuant	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding)
CORPORATION	Stockholder	Offering	to this Offering	# of Shares	% of Class
XING Yanhua	330,000		330,000
YANG Ming	330,000		330,000	-
WANG Bo	220,000		220,000	-
WANG Xiwang	110,000		110,000	-
WEI He	110,000		110,000	-
ZHANG Guohua	385,000		385,000	-
ZOU Gongping	275,000		275,000	-
CHEUNG Wai Kee	110,000		110,000	-
8941408 Canada Inc.	330,000		330,000	-
Yu Miao	20,000		20,000	-
Wang Wen	40,000		40,000	-
Gao Yuan	40,000		40,000	-
Xiao Ting	40,000		40,000	-
Yang Man	20,000		20,000	-
Charest Dave	40,000		40,000	-
Zheng Donghui	20,000		20,000	-
Li Huichun	20,000		20,000	-
CHANG,CHING-YUN	20,000		20,000	-
Sun Peng	20,000		20,000	-
Zhang Jing	20,000		20,000	-
Zou Wuchang	40,000		40,000	-
Deng Min	20,000		20,000	-
Zou You	40,000		40,000	-
Guo Shu	40,000		40,000	-
Lu Chang	20,000		20,000	-
Chen Xiaoming	20,000		20,000	-
Gong Jiangang	20,000		20,000	-
Lai Xiao	40,000		40,000	-
Cheng Gang	20,000		20,000	-
Wang Mingjun	20,000		20,000	-
Jiang Huihui	20,000		20,000	-
Li Yuanying	20,000		20,000	-
Li Li	20,000		20,000	-
Li Ping	40,000		40,000	-
Li Shani	40,000		40,000	-
Liu Lin	40,000		40,000	-
Zhou Li	20,000		20,000	-
Zhu Chunying	20,000		20,000	-
Zheng Dongquan	20,000		20,000	-
Xu Min	20,000		20,000	-
Hu Bo	40,000		40,000	-
Yin Ting	20,000		20,000	-
Jia Yupeng	20,000		20,000	-
Qin Jianhua	20,000		20,000	-
Fan Jiexin	200,000		200,000	-
Cai Jianping	100,000		100,000	-
Xiao Lan Hua	100,000		100,000	-
Li Jing	20,000		20,000	-
Mao Wenkai	20,000		20,000	-
Wu Baoping	20,000		20,000	-
Liu Zhi Yong	20,000		20,000	-
Lin Hailong	20,000		20,000	-
Lin Nan	40,000		40,000	-
Li Liguang	100,000		100,000	-
Lin Chen	20,000		20,000	-
Qian Fang	10,000		10,000	-
Wang Shuai	40,000		40,000	-
Hu Yajuan	40,000		40,000	-
Hu Guangxin	20,000		20,000	-
Li Jing	60,000		60,000	-
Liu Bin	40,000		40,000	-
Chen Jianzhong	20,000		20,000	-
Han Zhen	40,000		40,000	-
Wu Min	20,000		20,000	-
Wu Jiachun	40,000		40,000	-
Gao Lei	60,000		60,000	-
Shao Mingye	20,000		20,000	-
Wu Weiling	20,000		20,000	-
Gao Yu	40,000		40,000	-
Zhou Juan	20,000		20,000	-
Wu Hongxuan	40,000		40,000	-
Zhang Nai Ru	100,000		100,000	-
Cai Xiujuan	100,000		100,000	-
Zhang Jin	10,000		10,000	-
Cao Zhong	10,000		10,000	-
Laforest Daniel	40,000		40,000	-
Pan Lei	20,000		20,000	-
Liu Xiaojuan	40,000		40,000	-
Wen Gailing	100,000		100,000	-
Lei Hao	150,000		150,000	-
Su Jing	100,000		100,000	-
Cui Hang	20,000		20,000	-
Li Ang	20,000		20,000	-
Zhang Wei	40,000		40,000	-
Zhou Sufen	40,000		40,000	-
Yang Baixian	40,000		40,000	-
Li Hong	40,000		40,000	-
Zhang Ye	20,000		20,000	-
Wei Jianrong	20,000		20,000	-
Yue Yin	20,000		20,000	-
Zhang Shuxuan	20,000		20,000	-
Zhu Junqiang	20,000		20,000	-
Zhang Zhenyi	40,000		40,000	-
Yu Hai	20,000		20,000	-
Guo Hua	10,000		10,000	-
Song Xiao	20,000		20,000	-
Zhang Hui	20,000		20,000	-
Li Jing	40,000		40,000	-
Li Gang	20,000		20,000	-
Wang Lu	20,000		20,000	-
Wang Cailing	10,000		10,000	-
Xue Junlian	20,000		20,000	-
Xu Geng	50,000		50,000	-
Gao Jie	40,000		40,000	-
Huang Lan	20,000		20,000	-
Yang Yang	20,000		20,000	-
Yan Guang Ping	100,000		100,000	-
Wang Yingwei	10,000		10,000	-
Gao Long	20,000		20,000	-
Chu Chenhui	20,000		20,000	-
Li Linhong	10,000		10,000	-
Zheng An	30,000		30,000	-
Zhang Xiaoqi	30,000		30,000	-
Gao Yuan	30,000		30,000	-
Total	5,900,000		5,900,000

Except as set forth below, the selling stockholder has not held any position or office with us or any of our affiliates, nor has had any other material relationship (other than as a purchaser of securities) with us or any of our affiliates or predecessors within the past three years. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

Material relationship which the selling security holder

(1)	Yu Miao is an employee of Vacances Sinorama Inc.
(2)	Wang Wen is an employee of Vacances Sinorama Inc.
(3)	Gao Yuan is an employee of Vacances Sinorama Inc.
(4)	Xiao Ting is an employee of Vacances Sinorama Inc.
(5)	Yang Man is an employee of Vacances Sinorama Inc.
(6)	CHANG, CHING-YUN is an employee of Sinorama Voyages
(7)	Sun Peng is an employee of Vacances Sinorama Inc.
(8)	Zheng Dongquan is an employee of Vacances Sinorama Inc.
(9)	Xu Min is an employee of Vacances Sinorama Inc.
(10)	Mao Wenkai is an employee of Vacances Sinorama Inc.
(11)	Liu Zhi Yong is an employee of Vacances Sinorama Inc.
(12)	Cui Hang is an employee of Vacances Sinorama Inc.
(13)	Li Ang is an employee of Sinorama Voyages.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 16, 2016, for (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (2) each of our executive officers; (3) each of our directors; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address for each person listed in the table is c/o SINORAMA CORPORATION, La Plaza Swatow, Office 518, P.O. Box 008, 998 Blvd, Saint-Laurent, Montreal, QC H2Z 9Y9.

The percentage ownership information shown in the table below is calculated based on 14,700,000 shares of our common stock issued and outstanding as of December 16, 2016. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

		Amount and Nature
Title of		of Beneficial
Class	Name of Beneficial Owner	Ownership	Percentage
Common Stock	JING Wenjia	8,250,000	56.12%
	Chief Executive Officer and Director.	Director
Common Stock	ZHAO Hongxi	550,000	3.74%
	Chief Financial Officer and Director	Director
Common Stock	QIAN Hong President, Chairman of the Board and Director	-	-
	All Officers and Directors as a Group	8,800,000	59.86%
	Shares Outstanding as of December 16, 2016	14,700,000	100.0%

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

We do not have any issued and outstanding securities that are convertible into common stock. Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by security holders under the Securities Act. None of our stockholders are entitled to registration rights.

25

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share.

The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	Do not have pre-emptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights; and

•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “ pari passu,” each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each shares of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. A simple majority vote by our shareholders is required to take action. To the knowledge of our management, at the date hereof, our officers and directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management.”

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of our securities.

From July 1, 2016 to December 16, 2016, there were 3,700,000 shares of the Company’s common stock issued and outstanding held by 105 shareholders. As of December 16, 2016, there were 14,700,000 shares of the Company’s common stock issued and outstanding held by 116 shareholders

Preferred Stock

We do not have any preferred stock authorized, issued or outstanding.

Options, Warrants and Rights

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

Our stock transfer agent for our securities is Island Stock Transfer, 15500 Roosevelt Blvd, Suite 301, Clearwater, FL 33760. Their telephone number is (727) 289-0010.

26

SHARES ELIGIBLE FOR FUTURE RESALE

As of December 16, 2016, we have outstanding an aggregate of 14,700,000 shares of our common stock. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, the 5,900,000 shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

The 8,800,000 restricted shares of common stock to be outstanding after this offering are owned by our executive officers and directors, known as our “affiliates,” and other shareholders, and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding, or 200,000, shares immediately after this offering (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for resale of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our financial statements for the period from January 01, 2014 through December 31, 2015, included in this prospectus have been audited by ANTON & CHIA, LLP, as set forth in their report included in this prospectus.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be jointly passed upon for us by our securities counsel O'NEAL LAW OFFICE and William D. O’Neal, Esq., included in the opinion letter filed as an exhibit to the Registration Statement of which this prospectus is a part.

27

WHERE YOU CAN FIND MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offering in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

28

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of

SINORAMA CORPORATION

We have audited the accompanying consolidated balance sheets of SINORAMA CORPORATION and subsidiaries ("the Company") as of December 31, 2015 and 2014 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2015 and 2014 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ANTON & CHIA, LLP

Certified Public Accountants

Newport Beach, CA

November 10, 2016

F-2

SINORAMA CORPORATION

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

(EXPRESSED IN US DOLLARS)

	December 31,	December 31,
	2015	2014

Assets
Current Assets:
Cash and cash equivalents	$3,265,776	$1,983,315
Restricted cash	2,560,354	2,729,420
Short term investment	901,663	217,734
Accounts receivable	57,624	-
Amount due from related parties	655,853	470,849
Prepayments & deferred expenses	9,318,623	7,112,184
Other receivable	162,050	90,045
Total current assets	16,921,943	12,603,547

Long term deposits	2,079,926	1,145,723
Property and Equipment, net	149,675	192,115
Total assets	$19,151,544	$13,941,385

Liabilities and shareholders’ equity
Current Liabilities:
Accounts payable and accrued liabilities	$1,225,328	$934,641
Customer deposits	13,353,708	11,451,576
Credit card payable	-	23,914
Payroll payable	120,500	71,815
Amount due to related party	6,761,508	3,284,405
Taxes payable	1	213,080
Other payable	14,450	18,102
Total current liabilities	21,475,495	15,997,533
Total liabilities	$21,475,495	$15,997,533

Shareholders’ deficit
Common stock; $0.001 par value, 100,000,000 shares authorized; 11,000,000 and 8,250,000 and issued and outstanding at December 31, 2015 and 2014, respectively	11,000	8,250
Additional paid-in capital	786,802	789,552
Accumulated Deficits	(2,060,763)	(1,948,091)
Accumulated other comprehensive income	558,973	192,153
Total shareholders’ deficit of the Company	(703,988)	(958,136)
Non-controlling interest	(1,619,963)	(1,098,012)
Total shareholders’ deficit	(2,323,951)	(2,056,148)
Total liabilities and shareholders’ deficit	$19,151,544	$13,941,385

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SINORAMA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(EXPRESSED IN US DOLLARS)

	For The Year Ended December 31,
	2015	2014

Revenue:
Asian Tours	$25,965,460	$20,409,861
Bus Tours	8,065,250	7,990,673
Third party product sales	7,026,217	7,638,060
Total revenue	41,056,927	36,038,594
Cost of Sales	35,969,224	33,072,865
Gross Profit	5,087,703	2,965,729
Operating costs and expenses:
Salaries and employee benefits	2,559,362	2,162,786
Advertising and promotion	1,449,214	1,399,213
Rent and occupancy charges	236,848	237,435
Office and general	210,058	265,507
Bank charge and interest	990,026	777,642
Business taxes and licenses	42,974	16,429
Professional fees	169,533	100,754
Depreciation of property and equipment	37,171	42,269
Insurance	7,221	17,863
Other expense	6,663	1,130
Total operating costs and expenses	5,709,070	5,021,028
Losses from operations before other income and income taxes	(621,367)	(2,055,299)
Other income	66,109	75,758
Losses from operations before income taxes	(555,258)	(1,979,541)
Income tax	36,625	232,898
Net loss	(591,883)	(2,212,439)
Less: net income attributable to non-controlling interests	(479,211)	(1,077,462)
Net loss attributable to the Company	$(112,672)	$(1,134,977)
Other comprehensive loss:
Foreign currency translation adjustment	(324,080)	(178,403)
Foreign currency translation adjustment attributable to non-controlling interests	42,740	13,750
Foreign currency translation adjustment attributable to the Company	(366,820)	(192,153)
Comprehensive loss	$(267,803)	$(2,034,036)
Less: Comprehensive loss attributable to non-controlling interests	(521,951)	(1,091,212)
Comprehensive income attributable to the Company	$254,148	$(942,824)
Basic and diluted earnings per share	$(0.01)	$(0.22)
Weighted average number of shares outstanding	9,838,889	5,141,991

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SINORAMA CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(EXPRESSED IN US DOLLARS)

	Common Stock		Additional paid-in	Accumulated	Accumulated Other comprehensive	Non- Controlling	Total Shareholders’
	Shares	Amount	capital	Deficits	income	Interest	deficit
Balance at January 1, 2014	5,133,333	$5,133	$255,703	$(813,114)	$-	$(275,243)	$(827,521)
Net loss				(1,134,977)		(1,077,462)	(2,212,439)
December 30, 2014 Shares issued	3,116,667	3,117	533,849			268,443	805,409
Foreign currency translation adjustment					192,153	(13,750)	178,403
Balance at January 31, 2014	8,250,000	$8,250	$789,552	$(1,948,091)	$192,153	$(1,098,012)	$(2,056,148)
Net loss				(112,672)		(479,211)	(591,883)
June 3, 2015 Shares issued	2,750,000	2,750	(2,750)				-
Foreign currency translation adjustment					366,820	(42,740)	324,080
Balance at December 31, 2015	11,000,000	$11,000	$786,802	$(2,060,763)	$558,973	$(1,619,963)	$(2,323,951)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SINORAMA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(EXPRESSED IN US DOLLARS)

	For The Year Ended December 31,
	2015	2014
Cash Flows from Operating Activities
Net loss	$(591,883)	$(2,212,439)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	37,171	42,269
Changes in operating assets and liabilities:
Accounts receivable	(62,377)	-
Prepayments & deferred expenses	(6,272,316)	(3,507,860)
Other receivable	(275,512)	(3,009)
Due from related parties	(247,813)	(374,435)
Term deposits	(1,125,265)	(570,657)
Accounts payable and accrued liabilities	3,155,051	783,281
Customer deposits	3,662,193	6,165,347
Payroll Payable	59,333	8,883
Income taxes payable	(194,672)	230,624
Other payable	(782)	905
Due to related parties	4,322,594	2,174,479
Net cash provided by operating activities	2,465,722	2,737,388

Cash Flows from Investing Activities
Short term investment	(683,929)	19,763
Purchases of property and equipment	(24,802)	(7,684)
Net cash used in investing activities	(708,731)	12,079

Cash Flows from Financing Activities
Credit card payable	(21,698)	(27,629)
Net cash used in financing activities	(21,698)	(27,629)

Effect of exchange rate fluctuation on cash and cash equivalents	(621,898)	(580,878)
Net decrease in cash and cash equivalents	1, 113,395	2,140,960

Cash and cash equivalents, beginning of year	4,712,735	2,571,775
Cash and cash equivalents, ending of year	$5,826,130	$4,712,735

Supplemental disclosure of cash flow information
Cash paid for income taxes	$(36,625)	$(232,898)
Cash paid for interest	-	-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(EXPRESSED IN US DOLLARS)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

SINORAMA CORPORATION (the “Company” or “Sinorama”) was incorporated on June 30, 2016 under the laws of the United States and the State of Florida. The general nature of the business shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

The Company’s subsidiaries include Sinorama Tours Co., Ltd., Simon Qian Voyages, Inc., Vacances Sinorama Inc., and Sinorama Voyages.

SINORAMA TOURS CO., LTD ("Sinorama Tours"), which is a privately held Limited Liability Company registered in Samoa on June 03, 2015. SINORAMA TOURS was authorized to issue 1,000,000 shares of a single class each with par value of $1.00 per share to its shareholders, SINORAMA TOURS was issued 10,000 shares of a single class each with par value of $1.00 per share to its shareholders.

Simon Qian Voyages Inc. (“Simon Qian Voyages”) was established on October 12, 2012 under the laws of Canada. Ms. JING Wenjia was 100% holding controlling interest of Simon Qian Voyages.

Vacances Sinorama Inc. (“Vacances Sinorama”), which was a privately held, for-profit travel producer and seller, incorporated in Montreal, Quebec, Canada on December 2004. Vacances Sinorama is a large integrated tour company providing Bus Tour, Asian Tour, Air Tickets, Hotel Reservation, Cruise and other solutions to its customers worldwide. Vacances Sinorama facilitate travel commerce with online and offline travel business, Vacances Sinorama is providing both business to customer (B2C) and business to business (“B2B”) travel commerce marketplace.

Sinorama Voyages (“Sinorama Voyages”) was a privately held, for-profit travel producer and seller, incorporated in Paris, France on February 2012, Mr. QIAN Hong owned 51% of Sinorama Voyages. Sinorama Voyages is an integrated travel company providing Bus Tour, Asian Tour, Air Tickets and other solutions to its customers worldwide. Sinorama Voyages facilitate travel commerce with online and offline travel business, Sinorama Voyages providing both business to customer (B2C) and business to business (“B2B”) travel commerce marketplace.

Reorganization

On June 30, 2016, the Company engaged in a corporate reorganization to roll several controlled entities (now referred to as the subsidiaries) into one legal corporation (the Company). The specific transactions related to this reorganization are outlined below. During the years presented in these financial statements, the control of the entities has never changed (always under the control of husband (Mr. QIAN Hong) and/or wife (Ms. JING Wenjia). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2014 and 2015, the results of these subsidiaries are included in the financial statements for both periods. Non-controlling interests in the subsidiaries are related parties and thus were not adjusted to fair value as a result of the reorganization.

The transactions leading up to and including the reorganization are as follows:

On December 31, 2014, Mr. QIAN Hong was holding 100% of controlling interest of Vacances Sinorama. Mr. QIAN Hong transferred 66.67% of controlling interest to Simon Qian Voyages. Therefore, 66.67% of Vacances Sinorama is owned by Simon Qian Voyages owns and 33.33% is owned by Mr. QIAN Hong.

On May 09, 2016 QIAN Hong transferred 51% controlling interest of Sinorama Voyages to Sinorama Tours Co., Ltd.

On June 09, 2016, the sole Shareholder of Simon Qian Voyages Inc. Ms. JING Wenjia has transferred 100% controlling interest to Sinorama Tours Co., Ltd.

On June 30, 2016, the Company issued a total of 11,000,000 shares of its common stock, par value $0.001(the Sinorama Corporation shares) to the shareholders of Sinorama Tours Co., Ltd (“Sinorama Tours”), a company which was incorporated in Samoa on June 03, 2015, in exchange for 100% of Sinorama Tours Co., Ltd shares owned by the shareholders. Upon this completion of this transaction, all the shareholders had exchanged 100% of their shares for the shares of Sinorama, Sinorama Tours become a 100% owned subsidiary of Sinorama.

Sinorama, Sinorama Tours, Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages are collectively referred as the “Group”.

Basis of presentation

The Company’s consolidated financial statements are expressed in U.S. Dollars and are presented in accordance with the United States generally accepted accounting principles ("U.S. GAAP") and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company transactions and balances have been eliminated in consolidation. Non-controlling interests represent the equity interest in Vacances Sinorama and Sinorama Voyages that are not attributable to the Company. Non-controlling interest is reported in the consolidated financial position within equity, separately from the Company’s equity and that net income or loss and comprehensive income or loss are attributable to the Company’s and the non-controlling interest.

F-7

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of audited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates. Significant items subject to such estimates and assumptions include valuation allowances for receivables and recoverability of carrying amount and the estimated useful lives of long-lived assets. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

Reclassification

The comparative figures have been reclassified to conform to current year presentation.

Revenue recognition

The Group’s revenues are primarily derived from sale of our self-developed products, including Bus Tour Products and Asian Tour Products and the group is also selling Third Party Products (Air tickets/hotel and etc). Revenue is recognized only when the persuasive evidence of an arrangement exists, the service has been performed, the price is fixed or determinable, and the collectability of the related fee is reasonably assured in accordance with ASC 605, Revenue Recognition, or ASC 605. Specifically, contracts are signed to establish significant terms such as the price and specific services to be provided. The Group assesses the creditworthiness of our customers prior to signing the contracts to ensure collectability is reasonably assured. Non-refundable payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer advances and deposits.

Bus Tour Products Sales

Revenues from bus tours are recognized when customers depart from the trips. Revenues from bus tour services are recognized on gross basis, which represent amounts charged to and received from customers, as the Group is the primary obligor in the arrangement and bear the risks and rewards, including the customers’ acceptance of products and services delivered.

Asian Tour Products Sales

The Company recognize Asian tour services revenues and other travel-related services such as visa processing services on the date that tours or the flights departure, provided that evidence of an arrangement exists, the fees are fixed and determinable, no significant obligations remain at the end of the period, and collection of the resulting receivable is reasonably assured the full payment needs to be paid before flights departure.

 Third Party Products Sales

Revenue from sales of the third party products reservations is recognized at the time of the booking of the reservation, the third party products sales are non-refundable. The third party products are normally derived from air ticket, hotel reservation, cruise, insurance and so on.

F-8

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 2. SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUING)

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and bank deposits and other liquid investments, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturity of three months or less are classified as cash equivalents. Cash and cash equivalents approximates or equals fair value due to their short term nature. The Group’s cash and cash equivalents consist of cash on hand and cash in bank, including bank term deposits. As of December 31, 2015 and 2014, the cash on hand and cash in bank were $1,844,904 and $653,248, respectively. As of December 31, 2015 and 2014, the term deposits for IATA were $8,672 and $119,991, respectively, the interest rate was between 0.30% to 0.90%, maturity was three months or less. As of December 31, 2015 and 2014, the short term deposits were $1,412,200 and $1,210,076, respectively, the interest rate was 0.50%, maturity was three months or less. Therefore, the total cash and cash equivalents, as of December 31, 2015 and 2014, were $3,265,776 and $1,983,315, respectively.

Restricted cash

In accordance with the Quebec Consumer Protection Act and the Travel Agents Act, the Company is required to deposit into trust certain customer deposits until suppliers are paid for their services. The company can access the trust account only to administer it as trustee, cannot use funds from this account for personal or corporate purposes until the supplier is paid. As of December 31, 2015 and 2014, the restricted cash in the trust account was $2,560,354 and $2,729,420, respectively.

Short term investments

Short-term investments are comprised of investments in financial products issued by banks or other financial institutions, which contain a fixed or variable interest rate and a term to maturity of greater than 3 months but less than 12 months. Such investments are generally not permitted to be redeemed early or are subject to non interest for redemption prior to maturity. The Company classifies these investments as held-to-maturity as it has both the positive intent and ability to hold them until maturity. These investments are classified as short-term investments based on the maturity date. The short term investments maturities are exceeding three months. As of December 31, 2015 and 2014, the short term investments were $901,663 and $217,734, respectively, the interest rate were between 0.65% to1.5%, the maturity was exceeding three months.

Fair Value Measurement

The Company applies the provisions of ASC Subtopic 820-10, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that is observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

F-9

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

There were no transfers between level 1, level 2 or level 3 measurements for the years ended December 31, 2015 and 2014.

Financial assets and liabilities of the Company primarily comprise of cash and cash equivalents, restricted cash, accounts receivable, amount due from related parties, other receivable, accounts payable, short-term loan, payroll payable, amount due to related party and other payable. As at December 31, 2015 and 2014, the carrying values of these financial instruments approximated to their fair values due to the short-term maturity of these instruments.

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for any potential uncollectible amounts. An estimate for doubtful debts is made when the collection of the full amount is no longer probable. Bad debts are written off as incurred.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make payments on time. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends.

The Company experienced nil and nil bad debts during the year ended December 31, 2015 and 2014, respectively.

Property and equipment

Property and equipment are stated at cost. Computer Equipment, Furniture & Fixtures and Office Equipment are depreciated using the declining balance depreciation method basis reflective of the useful lives of the assets. Leasehold Improvement are stated at cost and are depreciated using the straight-line method over the shorter of the estimated useful lives of the asset or the term of the related lease, as follows:

Computer Equipment	Declining Balance Method at rate 30% per year
Furniture & Fixtures	Declining Balance Method at rate 20% per year
Office Equipment	Declining Balance Method at rate 20% per year
Leasehold Improvement	10 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment is capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

Functional currency and foreign currency translation

As of and for the years ended December 31, 2015 and 2014, all foreign subsidiaries use the local currency of their respective countries as their functional currency, which is the U.S. Dollars for Sinorama and Sinorama Tours, and the Canadian dollar (“Canada dollar”) for Simon Qian Voyages and Vacances Sinorama and the Euro (“€”) for Sinorama Voyages.

The Company’s reporting currency is U.S. dollars. Assets and liabilities of Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages are translated into U.S. dollars at the exchange rates set forth in the Bank of Canada at the balance sheet dates, revenues and expenses are translated into U.S. dollars at average exchange rates set forth in the Bank of Canada for the reporting periods. Gains and losses resulting from translation are recorded as a component of accumulated other comprehensive income (loss).

Realized gains and losses from foreign currency transactions are recognized as gain or loss on foreign currency in the consolidated statements of operations.

The exchange rates used for foreign currency translation are as follows:

		2015	2014
		(CAD to USD/EUR to USD)	(CAD to USD/EUR to USD)
Assets and liabilities	period end exchange rate	0.7225/1.0858	0.8620/1.2143
Revenue and expenses	period weighted average	0.7821/1.1092	0.9053/1.3287

F-10

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 2. SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUING)

Income taxes

The Company adopts FASB ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

In July 2006, the FASB issued FIN 48(ASC 740-10), Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (ASC 740), which requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under FIN 48(ASC 740-10), tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or deferred tax asset valuation allowance.

As a result of the implementation of FIN 48 (ASC 740-10), the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48 (ASC 740-10). The Company recognized no material adjustments to liabilities or shareholder’s equity as a result of the implementation. The adoption of FIN 48 did not have a material impact on the Company’s audited consolidated financial statements.

The Company income tax was $36,625 and $232,898 for the years ended December 31, 2015 and 2014, respectively.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stocks using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains or losses resulting from translating Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages’ functional currency, the Canadian dollar and Euro dollar to its reporting currency, U.S. dollar.

Segment Information and Geographic Data

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable operating segments.

The Company manages its business primarily on a geographic basis. The Company’s reportable operating segments consist of the Vacances Sinorama (Canada) and Sinorama Voyages (France). Although each reportable operating segment provides similar travel products and similar services, they are managed separately to better align with the location of the Company’s customers and distribution partners and the unique market dynamics of each geographic region. The accounting policies of the various segments are the same as those described in Note 2, “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements in this report.

The Company evaluates the performance of its reportable operating segments based on net sales and operating income. Net sales for geographic segments are generally based on the location of customers and sales through the Company’s office located in those geographic locations. Operating income for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Advertising expenses and salaries and employee benefits are generally included in the geographic segment in which the expenditures are incurred. Operating income for each segment excludes other income and expense and certain expenses managed outside the reportable operating segments. Costs excluded from segment operating income include income taxes and foreign currency translation adjustment. The Company does not include intercompany transfers between segments for management reporting purposes.

F-11

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

The following table shows information by reportable operating segment for the year ended December 31, 2015 and December31, 2014:

	The Year Ended December 31,
	2015	2014
Vacances Sinorama (Canada)
Net sales	$30,019,167	$29,647,201
Operating income	1,217,266	23,025

Sinorama Voyages (France):
Net sales	11,037,760	6,391,393
Operating loss	(1,838,633)	(2,078,324)

A reconciliation of the Company’s segment operating income to the Consolidated Statements of Operations for the year ended December 31, 2015 and December 31, 2014:

	The Year Ended December 31,
	2015	2014
Segment operating loss	$(555,258)	$(1,979,541)
Income tax expense	36,625	232,898
Foreign currency translation adjustment	324,080	178,403
Total operating income	$(267,803)	$(2,034,036)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, restricted cash, accounts receivable, prepayments and deferred expenses and other receivables arising from its normal business activities. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk. The deposits placed with financial institutions are not protected by statutory or commercial insurance. In the event of bankruptcy of one of these financial institutions, the Company may be unlikely to claim its deposits back in full. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base. The majority of sales are cash receipt in advance. For those credit sales, the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Recently accounting pronouncements

In August 2014, the FASB issued an accounting standard update that requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. This accounting standard update applies to all entities and is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter, with early adoption permitted. This accounting standard update will be effective for the Company on January 1, 2017. The adoption of this accounting standard update is not expected to have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

In April 2015, the FASB issued ASU 2015-03, Interest- Imputation of Interest, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. This accounting standard update will be effective for the Company on January 1, 2017. The adoption of this standard is not expected to have a material impact on the Company’s consolidated statement of financial position.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which simplifies the presentation of deferred income taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. The group early adopted the new standard on a retrospective basis as of December 31, 2015. The early adoption has no impact on the consolidated financial statements as there was a fully valuation allowance on the deferred tax assets.

F-12

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

In January 2016, the FASB issued ASU 2016-01 Financial Instruments Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Liabilities. ASU 2016-01 amends the guidance in US GAAP on classification, measurement and disclosure of financial instruments. It revises an entity’s accounting related to: 1) classification and measurement of investments in equity securities; 2) presentation of certain fair value changes for financial liabilities measured at fair value; and, 3) amends disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for years beginning after December 15, 2017 and early adoption is permitted. The adoption of ASU 2016-01 is not expected to have a material effect on the Company's consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842). ASU 2016-02 establishes new guidance for the recording and disclosure of assets and liabilities that arise from leasing activity. ASU 2016-02 will require most lessees to record lease assets and lease liabilities that arise from leases on the statement of financial condition and disclose qualitative and quantitative information related to lease transactions such as variable lease payments and options to renew and terminate leases. ASU 2016-02 is effective for years beginning after December 18, 2018 and early adoption is permitted. The Company is evaluating ASU 2016-02 to determine its impact, if any, on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendment in this update affect entities with transactions included within the scope of Topic 606, The scope of that Topic includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, The amendments in ASU 2016-10 provide more detailed guidance, including additional implementation guidance and examples in the following key areas: 1) identifying performance obligations and 2) licenses of intellectual property. In May 2016, the FASB issued ASU No. 2016-12 a proposed Update, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, on September 30, 2015. The amendments do not change the core principles of the standard, but clarify the guidance on assessing collectability, presenting sales taxes, measuring noncash consideration and certain transition matters. This update becomes effective concurrently with ASU No. 2014-09. The Company is currently evaluating the effect of this new standard, including the transition method, to determine the impact on the Company's consolidated financial position, results of operations, cash flows, or related disclosures.

As of October 31, 2016, except for the above, there are no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements.

F-13

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 3. PREPAYMENTS & DEFERRED EXPENSES

Our travel suppliers require prepayments for reserving tour availabilities. The prepayment is record in prepayments and deferred expenses on the consolidated balance sheets. Deferred expenses include prepaid insurance, advertising fees and income tax prepayments. The Company prepayments and deferred expenses for reserving tour availabilities were $9,318,623 and $7,112,184 for the years ended December 31, 2015 and 2014, respectively. The Company prepayments and deferred expenses for income tax were $184,394 and $nil.

NOTE 4. OTHER RECEIVABLE

At December 31, 2015 and 2014, other receivable consists of the following:

	December 31,
	2015	2014
Value Added Tax (TVA)	$162,050	$90,045
Total other receivable	$162,050	$90,045

NOTE 5. LONG TERM DEPOSITS

Long term deposits are the deposits made by the Company held at third institutions for operation purposes. As of December 2015, the Company has $1,085,845 air ticket security deposit with CAGEP, who is a member of the International Air Transport Association (IATA), CAGEP has the license to sale the air ticket to Sinorama Voyages. As of December 31, 2015 and 2014, the Company has $626,129 and $747,022 security deposits with JP Morgan Chase, which is the security deposit for credit card usage without any interest. As of December 31, 2015 and 2014, the Company has $272,113 and $303,245 bank deposit with Bank of China Paris Branch as travel company bankruptcy guarantee, without any interest. As of December 31, 2015 and 2014, the Company has $54,188 and $64,650 deposit with OPC as travel company bankruptcy guarantee, without any interest.

NOTE 6. PROPERTY AND EQUIPMENT

At December 31, 2015 and 2014, property and equipment, at cost, consist of:

	December 31,
	2015	2014
Computer equipment	$16,391	$13,772
Furniture & Fixture	5,518	1,099
Office equipment	77,662	76,283
Leasehold Improvement	240,026	286,370
Total property and equipment at cost	339,597	377,524
Accumulated depreciation	189,922	185,409
Total property and equipment, net	$149,675	$192,115

Depreciation expense was $37,171 and $42,269 for the years ended December 31, 2015 and 2014, respectively.

NOTE 7. CUSTOMER DEPOSITS

Customer deposits are the deposits made by all customers for reservation or the full payment must be paid by either check, debit card, credit card or cash before it can be confirmed. Customers must settle the total of all sums (due three months before departure). Otherwise, The Company reserves the right to cancel the reservation and retain the full amount of the initial deposit. Cancellation of a reservation can only be made through the Company as the following conditions will apply: more than 90 days prior to the departure date: 50% refund of the balance per-person, including taxes and service charge. If its marked “Final Sale”, which is non-refundable, nor changeable, nor transferable, whenever the purchase is made. Customer deposits are recognized as revenue on departure date, when services are provided to the customers. Customer deposits from all customers were $13,353,708 and $11,451,576 at December 31, 2015 and 2014, respectively, and were recorded as a current liability in the consolidated balance sheets.

F-14

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 8. NON-CONTROLLING INTERESTS

Vacances Sinorama Inc. and Sinorama Voyages are the Company’s majority-owned subsidiary which is consolidated in the Company’s financial statements with a non-controlling interest recognized.

33.33% of Vacances Sinorama interest held by QIAN Hong is subjecting to non-controlling interest (“NCIs”), which was stated under ASC810-10-45, the ownership interest in the subsidiary that are held by owners other than the parent is a non-controlling interest. 66.67% of Vacances Sinorama interest held by Simon Qian Voyages Inc.

39% of Sinorama Voyages interest held by YANG Ming, 10% of Sinorama Voyages interest held by ZHAO Hongxi is subjecting to non-controlling interest, which was stated under ASC810-10-45, the ownership interest in the subsidiary that are held by owners other than the parent is a non-controlling interest. 51% of Sinorama Voyages interest held by Sinorama Tours.

According to ASC 810-10-50 requirements, the group have separately disclosed amounts attributable to shareholders’ equity and NCIs in the financial statements. As of December 31, 2015, the comprehensive income attributable to shareholders’ equity and NCIs is 254,148 and $(521,951), respectively. As of December 31, 2014, the comprehensive income attributable to shareholders’ equity and NCIs is $(942,824) and $(1,091,212), respectively.

NOTE 9. INCOME TAX

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

United States

Sinorama Corporation is subject to the United States of America Tax law at tax rate of 34%. No provision for the US federal income taxes has been made as the Company had no US taxable income for the periods presented, and its earnings are permanently invested in Canada and Paris.

Samoa

Sinorama Tours Co., Ltd was incorporated in the Samoa and, under the current laws of the Samoa, it is not subject to income tax.

Canada

Simon Qian Voyages Inc. and Vacances Sinorama Inc. were incorporated in Canada and is subject to Canada profits tax. Simon Qian Voyages Inc. and Vacances Sinorama Inc. are subject to Canada taxation on its activities conducted in Canada and income arising in or derived from Canada. The applicable statutory tax rate is 38%.

France

Sinorama Voyages was incorporated in France and is subject to France profit tax. Sinorama Voyages are subject to France taxation on its activities conducted in France and income arising in or derived from France. The applicable statutory tax is 33.33%.

The provision (benefit) for income taxes consists of the following for the years ended December 31, 2015 and 2014:

Current:	2015	2014
United States	$-	$-
Canada	16,132	74,356
France	20,493	158,542
Total current provision	36,625	232,898

Deferred:	2015	2014
United States	$-	$-
Canada	123,313	81,308
France	(116,178)	144,952
Total deferred provision	7,135	226,260

The reconciliation of the income tax provision (benefit) to the amount computed by applying the U.S. statutory federal income tax rate to income before income taxes is as follows:

	2015	2014
Income tax provision (benefit) at the U.S. statutory tax rate	$154,526	$323,719
Valuation allowance on U.S. net operating loss carryforwards	-	(79,785)
Impact of foreign operations	-	-
Other	(117,901)	(11,036)
Total income tax provision (benefit)	$36,625	$232,898

At December 31, 2015, the company had U.S. net operating loss carryforwards of approximately $3,600,000 which expire in 2035. Based on the available evidence, it is uncertain whether future U.S. taxable income will be sufficient to offset the estimated net loss carryforwards, accordingly.

F-15

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 10. RELATED PARTY TRANSACTIONS

Amount due from related parties

Amount due from related parties consisted of the following as of the periods indicated:

	December 31,
Name of related parties	2015	2014
Sinorama Reisen GmbH,	$600,502	$383,028
Sinorama Group LLC	807	431
Sinorama Holiday Limited	-	40,367
ZHAO Hongxi	4,496	2,420
QIAN Hong & JING Wenjia	42,344	38,246
YANG Ming	6,004	6,357
Others	1,700	-
Total	$655,853	$470,849

As of December 31, 2015 and 2014, the Company has a balance due from Sinorama Reisen GmbH, which is 65% owned by the Chief Executive Officer (JING Wenjia) of the Company, of $600,502 and $383,028, respectively. The amount is the prepayment for the supplier in China, in order to reserving tour availabilities. The prepayment was non-interest bearing, payable on demand.

As of December 31, 2015 and 2014, the Company has a balance due from Sinorama Group LLC., which is 100% owned by the Chairman (QIAN Hong) of the Company, of $807 and $431, respectively.

As of December 31, 2015 and 2014, the Company has a balance due from Sinorama Holiday Limited, which is 51% owned by the Chairman (QIAN Hong) of the Company, of Nil and $40,367, respectively. The prepayment was to vendor in China for reserving tour availabilities. The prepayment was non-interest bearing, payable on demand.

As of December 31, 2015 and 2014, the Company has a balance due from ZHAO Hongxi, who is the Director of the Company, of $4,496 and $2,420. The amount was a temporary borrowing, it was non-interest bearing and due on demand.

As of December 31, 2015 and 2014, the Company has a balance due from QIAN Hong, who is the Chairman of the Company, and JING Wenjia, who is the Chief Executive Officer of the Company, of $42,344 and $38,246. These amounts was temporary borrowings between the Company to managements, it was non-interest bearing and due on demand.

As of December 31, 2015 and 2014, the Company has a balance due from YANG Ming, who is one shareholder of the Company, of $6,004 and $6,357. It was temporary borrowings, without interest bearing and due on demand.

Amount due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	December 31,
Name of related parties	2015	2014
Sinorama Holiday Limited	$33,050	$-
Sinorama Travel Vancouver Inc.	5,993,970	1,872,849
Sinorama Holiday Inc.	734,488	1,411,556
	$6,761,508	$3,284,405

As of December 31, 2015 and 2014, the Company has a balance due to Sinorama Holiday Limited, of $33,050 and Nil, respectively. The amount was prepayment for securing tour availabilities to the supplier in China, without interest charge and it was due on demand.

As of December 31, 2015 and 2014, the Company has a balance due to Sinorama Travel Vancouver Inc., which is 51% owned by the Chairman (QIAN Hong) of the Company, of $5,993,970 and $1,872,849, respectively. The supplier in China is required us to pay in advance, in order to booking tour availabilities. The amount was non-interest bearing; it was due on demand.

As of December 31, 2015 and 2014, the Company has a balance due to Sinorama Holiday Inc., which is 40% owned by the Chairman (QIAN Hong) of the Company, 20% owned by the Chief Executive Officer (JING Wenjia) of the Company, of $734,488 and $1,411,556, respectively. It was the payment made to vendor in China, to reserving tour availabilities. It was due on demand, without interest.

F-16

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 11. CONTINGENCIES AND COMMITMENT

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. There was no contingency of this type as of December 31, 2015 and 2014.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. There was no contingency of this type as of December 31, 2015 and 2014.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Vacances Sinorama leases office space under non-cancellable operating lease agreements that expire on various dates through 2016. Under the terms of the lease, Vacances Sinorama paid approximately $21,401 in lease deposits and is committed to lease and management fee payments of approximately $12,514 per month for 60 months.

In March 2016, entered into renew lease agreement which replaced its expired operating lease agreements. Under terms of the lease, Vacances Sinorama is committed to lease and management fee payments of approximately $16,072 per month for 60 months.

In July 2015, Vacances Sinorama entered into a new lease agreement for bus tour department office. Under terms of the lease, Vacances Sinorama paid approximately $14,739 in lease deposits is committed to lease and management fee payments of approximately $5,318 per month for 60 months.

In February, 2015 Sinorama Voyages leases office space under non-cancellable operating lease agreements. Under the terms of the lease, Sinorama Voyages paid approximately $14,640 in lease deposits, lease expense payments of approximately $4,880 per month. Under terms of the lease agreement, from February, 2015, Sinorama Voyages is committed to lease expense payments of approximately $4,925 per month for 96 months.

Future annual minimum lease payments, for non-cancellable operating leases are as follows:

Year ending December 31	Amount $
2016	313,780
2017	313,780
2018	313,780
2019	313,780
2020	313,780

NOTE 12. Basic and Diluted Earnings Per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares comprise shares issuable upon the exercise of share based awards, using the treasury stock method. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations is shown as follows:

	The Year Ended December 31,
	2015	2014

Numerator:
Net income available to common stockholders	$(112,672)	$(1,134,977)
Denominator:
Basic and diluted weighted-average number of shares outstanding	9,838,889	5,141,991
Net income per share:
Basic and diluted	$(0.01)	$(0.22)

NOTE 13. SUBSEQUENT EVENT

On May 09, 2016 QIAN Hong transferred 51% controlling interest of Sinorama Voyages to Sinorama Tours Co., Ltd.

On June 09, 2016, the sole Shareholder of Simon Qian Voyages Inc. Ms. JING Wenjia has transferred 100% controlling interest to Sinorama Tours Co., Ltd.

On June 16, 2016, Mr. QIAN Hong transferred all 2,400 Sinorama Tours Co., Ltd shares to Ms. JING Wenjia, subsequently making Ms. JING Wenjia holdings 7,500 Sinorama Tours Co., Ltd shares.

The Management of the Company determined that there were no other reportable subsequent events to be disclosed.

F-17

F-18

SINORAMA CORPORATION

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	September 30, 2016	December 31, 2015
	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$3,285,140	$3,265,776
Restricted cash	934,856	2,560,354
Short term investment	128,069	901,663
Accounts receivable	417,307	57,624
Amount due from related parties	1,976,669	655,853
Prepayments & deferred expenses	17,953,950	9,318,623
Other receivable	80,068	162,050
Total current assets	24,776,059	16,921,943

Long term deposits	2,112,619	2,079,926
Property and Equipment, net	230,647	149,675
Total assets	$27,119,325	$19,151,544

Liabilities and shareholders’ equity
Current Liabilities:
Accounts payable and accrued liabilities	$4,299,775	$1,225,328
Customer deposits	19,090,432	13,353,708
Payroll payable	100,009	120,500
Amount due to related party	7,055,000	6,761,508
Taxes payable	12,499	1
Other payable	-	14,450
Total current liabilities	30,557,715	21,475,495
Total liabilities	$30,557,715	$21,475,495

Shareholders’ deficit
Common stock; $0.001par value, 100,000,000 shares authorized; 11,000,000 and 11,000,000 and issued and outstanding at September 30, 2016 and December 31, 2015, respectively	11,000	11,000
Additional Paid-in capital	786,802	786,802
Accumulated deficit	(3,215,455)	(2,060,763)
Accumulated other comprehensive income	880,217	558,973
Total shareholders’ deficit of the Company	(1,537,436)	(703,988)
Non-controlling interest	(1,900,954)	(1,619,963)
Total shareholders’ deficit	(3,438,390)	(2,323,951)
Total liabilities and shareholders’ deficit	$27,116,325	$19,151,544

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-19

SINORAMA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(EXPRESSED IN US DOLLARS)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue:
Asian Tours	$13,665,138	$6,321,011	$41,390,673	$19,207,577
Bus Tours	5,700,151	4,437,658	7,866,572	6,125,481
Third party product sales	2,016,497	1,623,373	5,680,878	5,430,249
Total revenue	21,381,786	12,382,042	54,938,123	30,763,307
Cost of Sales	19,528,615	11,040,123	49,070,761	27,610,469
Gross Profit	1,853,171	1,341,919	5,867,362	3,152,838
Operating costs and expenses:
Salaries and employee benefits	1,036,409	723,304	2,788,733	1,870,556
Advertising and promotion	1,375,334	208,289	3,027,017	734,027
Rent and occupancy charges	79,172	54,654	229,670	182,889
Office and general	98,113	71,082	250,613	173,684
Bank charge and interest	378,377	228,147	983,460	711,219
Business taxes and licenses	4,962	3,843	5,410	21,489
Professional fees	29,794	14,667	104,327	137,348
Depreciation of property and equipment	10,360	9,265	28,494	27,124
Insurance	16,165	13,218	25,192	17,268
Other expense	660	(129)	4,870	6,023
Total operating costs and expenses	3,029,346	1,326,340	7,447,786	3,881,627
Losses from operations before other income and income taxes	(1,176,175)	15,579	(1,580,424)	(728,789)
Other income	6,225	13,774	51,299	29,883
Losses from operations before income taxes	(1,169,950)	29,353	(1,529,125)	(698,906)
Income tax	108,241	13,989	131,485	13,989
Net loss	(1,278,191)	15,364	(1,660,610)	(712,895)
Less: net loss attributable to non-controlling interests	(431,532)	(22,225)	(505,918)	(459,938)
Net loss attributable to the Company	$(846,659)	$37,589	$(1,154,692)	$(252,957)
Other comprehensive loss:
Foreign currency translation adjustment	(270,852)	32,402	(546,171)	(213,407)
Foreign currency translation adjustment attributable to non-controlling interests	(50,896)	(4,815)	(224,927)	(39,775)
Foreign currency translation adjustment attributable to the Company	(219,956)	37,217	(321,244)	(173,632)
Comprehensive income/loss	$(1,007,339)	$(17,038)	$(1,114,439)	$(499,488)
Less: Comprehensive income/loss attributable to non-controlling interests	(380,636)	(17,410)	(280,991)	(420,163)
Comprehensive income/loss attributable to the Company	$(626,703)	$372	$(833,448)	$(79,325)
Basic and diluted earnings per share	$(0.08)	$0.00	$(0.11)	$(0.03)
Weighted average number of shares outstanding	11,000,000	11,000,000	11,000,000	9,798,148

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-20

SINORAMA CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

(EXPRESSED IN US DOLLARS)

	Common Stock		Additional paid-in	Accumulated	Accumulated Other comprehensive	Non-Controlling	Total Shareholders’
	Shares	Amount	capital	Deficit	Income	Interest	deficit
Balance at January 1, 2015	8,250,000	$8,250	$789,552	$(1,948,091)	$192,153	$(1,098,012)	$(2,056,148)
Net loss				(112,672)		(479,211)	(591,883)
June 3, 2015 Shares issued	2,750,000	2,750	(2,750)				-
Foreign currency translation adjustment					366,820	(42,740)	324,080
Balance at December 31, 2015	11,000,000	$11,000	$786,802	$(2,060,763)	$558,973	$(1,619,963)	$(2,323,951)
Net loss	-	-		(1,154,692)	-	(505,918)	(1,660,610)
Foreign currency translation adjustment	-	-		-	321,244	224,927	546,171
Balance at September 30, 2016 (unaudited)	11,000,000	$11,000	$786,802	$(3,215,455)	$880,217	$(1,900,954)	$(3,438,390)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-21

SINORAMA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities
Net loss	$(1,660,610)	(712,895)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:	-	-
Depreciation	28,494	27,124
Changes in operating assets and liabilities:
Accounts receivable	(353,883)	(815)
Prepayments & deferred expenses	(8,815,114)	1,157,751
Other receivable	277,952	(144,690)
Due from related parties	(1,283,260)	463,286
Term deposits	54,175	(474,296)
Accounts payable and accrued liabilities	3,599,730	(8,538,610)
Customer deposits	5,082,395	11,819,446
Payroll Payable	(25,164)	34,459
Income taxes payable	12,406	(197,859)
Other payable	(15,136)	(794)
Due to related parties	(75,648)	(2,582,705)
Net cash used in ( provided by) operating activities	(3,173,663)	849,402

Cash Flows from Investing Activities
Short term investment	807,315	(232,802)
Purchases of property and equipment	(100,691)	(20,127)
Net cash (provided by) used in investing activities	706,624	(252,929)

Cash Flows from Financing Activities
Credit card payable	-	(22,019)
Net cash used in financing activities	-	(22,019)

Effect of exchange rate fluctuation on cash and cash equivalents	860,905	(878,834)
Net decrease in cash and cash equivalents	(1,606,134)	(304,380)

Cash and cash equivalents, beginning of period	5,826,130	4,712,735
Cash and cash equivalents, ending of period	$4,219,996	4,408,355

Supplemental disclosure of cash flow information
Cash paid for income taxes	$(131,485)	$(13,989)
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-22

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

SINORAMA CORPORATION (the “Company” or “Sinorama”) was incorporated on June 30, 2016 under the laws of the United States and the State of Florida. The general nature of the business shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

The Company’s subsidiaries include Sinorama Tours Co., Ltd., Simon Qian Voyages, Inc., Vacances Sinorama Inc., and Sinorama Voyages.

SINORAMA TOURS CO., LTD ("Sinorama Tours"), which is a privately held Limited Liability Company registered in Samoa on June 03, 2015. SINORAMA TOURS was authorized to issue 1,000,000 shares of a single class each with par value of $1.00 per share to its shareholders, SINORAMA TOURS was issued 10,000 shares of a single class each with par value of $1.00 per share to its shareholders.

Simon Qian Voyages Inc. (“Simon Qian Voyages”) was established on October 12, 2012 under the laws of Canada. Ms. JING Wenjia was 100% holding controlling interest of Simon Qian Voyages.

Vacances Sinorama Inc. (“Vacances Sinorama”), which was a privately held, for-profit travel producer and seller, incorporated in Montreal, Quebec, Canada on December 2004. Vacances Sinorama is a large integrated tour company providing Bus Tour, Asian Tour, Air Tickets, Hotel Reservation, Cruise and other solutions to its customers worldwide. Vacances Sinorama facilitate travel commerce with online and offline travel business, Vacances Sinorama is providing both business to customer (B2C) and business to business (“B2B”) travel commerce marketplace.

Sinorama Voyages (“Sinorama Voyages”) was a privately held, for-profit travel producer and seller, incorporated in Paris, France on February 2012, Mr. QIAN Hong owned 51% of Sinorama Voyages. Sinorama Voyages is an integrated travel company providing Bus Tour, Asian Tour, Air Tickets and other solutions to its customers worldwide. Sinorama Voyages facilitate travel commerce with online and offline travel business, Sinorama Voyages providing both business to customer (B2C) and business to business (“B2B”) travel commerce marketplace.

Reorganization

On June 30, 2016, the Company engaged in a corporate reorganization to roll several controlled entities (now referred to as the subsidiaries) into one legal corporation (the Company). The specific transactions related to this reorganization are outlined below. During the years presented in these financial statements, the control of the entities has never changed (always under the control of husband (Mr. QIAN Hong) and/or wife (Ms. JING Wenjia). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2014 and 2015, the results of these subsidiaries are included in the financial statements for both periods. Non-controlling interests in the subsidiaries are related parties and thus were not adjusted to fair value as a result of the reorganization.

The transactions leading up to and including the reorganization are as follows:

On December 31, 2014, Mr. QIAN Hong was holding 100% of controlling interest of Vacances Sinorama. Mr. QIAN Hong transferred 66.67% of controlling interest to Simon Qian Voyages. Therefore, 66.67% of Vacances Sinorama is owned by Simon Qian Voyages owns and 33.33% is owned by Mr. QIAN Hong.

On May 09, 2016 QIAN Hong transferred 51% controlling interest of Sinorama Voyages to Sinorama Tours Co., Ltd.

On June 09, 2016, the sole Shareholder of Simon Qian Voyages Inc. Ms. JING Wenjia has transferred 100% controlling interest to Sinorama Tours Co., Ltd.

On June 30, 2016, the Company issued a total of 11,000,000 shares of its common stock, par value $0.001(the Sinorama Corporation shares) to the shareholders of Sinorama Tours Co., Ltd (“Sinorama Tours”), a company which was incorporated in Samoa on June 03, 2015, in exchange for 100% of Sinorama Tours Co., Ltd shares owned by the shareholders. Upon this completion of this transaction, all the shareholders had exchanged 100% of their shares for the shares of Sinorama, Sinorama Tours become a 100% owned subsidiary of Sinorama.

Sinorama, Sinorama Tours, Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages are collectively referred as the “Group”.

Basis of presentation

The Company’s consolidated financial statements are expressed in U.S. Dollars and are presented in accordance with the United States generally accepted accounting principles ("U.S. GAAP") and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company transactions and balances have been eliminated in consolidation. Non-controlling interests represent the equity interest in Vacances Sinorama and Sinorama Voyages that are not attributable to the Company. Non-controlling interest is reported in the consolidated financial position within equity, separately from the Company’s equity and that net income or loss and comprehensive income or loss are attributable to the Company’s and the non-controlling interest.

F-23

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of audited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates. Significant items subject to such estimates and assumptions include valuation allowances for receivables and recoverability of carrying amount and the estimated useful lives of long-lived assets. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

Reclassification

The comparative figures have been reclassified to conform to current year presentation.

Revenue recognition

The Group’s revenues are primarily derived from sale of our self-developed products, including Bus Tour Products and Asian Tour Products and the group is also selling Third Party Products (Air tickets/hotel and etc). Revenue is recognized only when the persuasive evidence of an arrangement exists, the service has been performed, the price is fixed or determinable, and the collectability of the related fee is reasonably assured in accordance with ASC 605, Revenue Recognition, or ASC 605. Specifically, contracts are signed to establish significant terms such as the price and specific services to be provided. The Group assesses the creditworthiness of our customers prior to signing the contracts to ensure collectability is reasonably assured. Non-refundable payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer advances and deposits.

Bus Tour Products Sales

Revenues from bus tours are recognized when customers depart from the trips. Revenues from bus tour services are recognized on gross basis, which represent amounts charged to and received from customers, as the Group is the primary obligor in the arrangement and bear the risks and rewards, including the customers’ acceptance of products and services delivered.

Asian Tour Products Sales

The Company recognize Asian tour services revenues and other travel-related services such as visa processing services on the date that tours or the flights departure, provided that evidence of an arrangement exists, the fees are fixed and determinable, no significant obligations remain at the end of the period, and collection of the resulting receivable is reasonably assured The full payment needs to be paid before flights departure.

Third Party Products Sales

Revenue from sales of the third party products reservations is recognized at the time of the booking of the reservation, the third party products sales are non-refundable. The third party products are normally derived from air ticket, hotel reservation, cruise, insurance and so on.

F-24

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 2. SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUING)

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and bank deposits and other liquid investments, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturity of three months or less are classified as cash equivalents. Cash and cash equivalents approximates or equals fair value due to their short term nature. The Group’s cash and cash equivalents consist of cash on hand and cash in bank, including bank term deposits. As of September 30, 2016, and December 31, 2015, the cash on hand and cash in bank were $1,977,295 and $1,844,904, respectively. As of September 30, 2016, and December 31, 2015, the term deposits for IATA were $183,992 and $8,672, respectively, the interest rate were between 0.3% and 0.95%, and maturity was three months or less. As of September 30, 2016, and December 31, 2015, the short term deposits for Credit Du North were $1,123,854 and $1,412,200, respectively, the interest rate was Nil, and maturity was three months or less. Therefore, the total cash and cash equivalents, as of September 30, 2016 and December 31, 2015, were $3,285,140 and $3,265,776 respectively.

Restricted cash

In accordance with the Quebec Consumer Protection Act and the Travel Agents Act, the Company is required to deposit into trust certain customer deposits until suppliers are paid for their services. The company can access the trust account only to administer it as trustee, cannot use funds from this account for personal or corporate purposes until the supplier is paid. As of September 30, 2016, and December 31, 2015, the restricted cash in the trust account was $934,856 and $2,560,354, respectively.

Short term investments

Short-term investments are comprised of investments in financial products issued by banks or other financial institutions, which contain a fixed or variable interest rate and a term to maturity of greater than 3 months but less than 12 months. Such investments are generally not permitted to be redeemed early or are subject to non interest for redemption prior to maturity. The Company classifies these investments as held-to-maturity as it has both the positive intent and ability to hold them until maturity. These investments are classified as short-term investments based on the maturity date. The short term investments maturities are exceeding three months. As of September 30, 2016 and December 31, 2015, the short term investments were $128,069 and $901,663, respectively, the interest rate were between 0.65% to 1.50%, the maturity was exceeding three months.

Fair Value Measurement

The Company applies the provisions of ASC Subtopic 820-10, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that is observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements for the nine months ended September 30, 2016 and 2015.

Financial assets and liabilities of the Company primarily comprise of cash and cash equivalents, restricted cash, accounts receivable, amount due from related parties, other receivable, accounts payable, short-term loan, payroll payable, amount due to related party and other payable. As at September 30, 2016 and December 31, 2015, the carrying values of these financial instruments approximated to their fair values due to the short-term maturity of these instruments.

F-25

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for any potential uncollectible amounts. An estimate for doubtful debts is made when the collection of the full amount is no longer probable. Bad debts are written off as incurred.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make payments on time. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends.

As of September 30, 2016 and December 31, 2015, the Company experienced nil and nil bad debts, respectively.

Property and equipment

Property and equipment are stated at cost. Computer Equipment, Furniture & Fixtures and Office Equipment are depreciated using the declining balance depreciation method basis reflective of the useful lives of the assets. Leasehold Improvement are stated at cost and are depreciated using the straight-line method over the shorter of the estimated useful lives of the asset or the term of the related lease, as follows:

Computer Equipment	Declining Balance Method at rate 30% per year
Furniture & Fixtures	Declining Balance Method at rate 20% per year
Office Equipment	Declining Balance Method at rate 20% per year
Leasehold Improvement	10 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment is capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

Functional currency and foreign currency translation

As of September 30, 2016, and December 31, 2015, all foreign subsidiaries use the local currency of their respective countries as their functional currency, which is the U.S. Dollars for Sinorama and Sinorama Tours, and the Canadian dollar (“Canada dollar”) for Simon Qian Voyages and Vacances Sinorama and the Euro (“€”) for Sinorama Voyages.

The Company’s reporting currency is U.S. dollars. Assets and liabilities of Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages are translated into U.S. dollars at the exchange rates set forth in the Bank of Canada at the balance sheet dates, revenues and expenses are translated into U.S. dollars at average exchange rates set forth in the Bank of Canada for the reporting periods. Gains and losses resulting from translation are recorded as a component of accumulated other comprehensive income (loss).

Realized gains and losses from foreign currency transactions are recognized as gain or loss on foreign currency in the consolidated statements of operations.

The exchange rates used for foreign currency translation are as follows:

		September 30, 2016	September 30, 2015
		(CAD to USD/EUR to USD)	(CAD to USD/EUR to USD)
Assets and liabilities	period end exchange rate	0.7624/1.1239	0.7493/1.1203
Revenue and expenses	period weighted average	0.7568/1.1163	0.7937/1.1143

F-26

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 2. SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUING)

Income taxes

The Company adopts FASB ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

In July 2006, the FASB issued FIN 48(ASC 740-10), Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (ASC 740), which requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under FIN 48(ASC 740-10), tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or deferred tax asset valuation allowance.

As a result of the implementation of FIN 48 (ASC 740-10), the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48 (ASC 740-10). The Company recognized no material adjustments to liabilities or shareholder’s equity as a result of the implementation. The adoption of FIN 48 did not have a material impact on the Company’s unaudited consolidated financial statements.

The Company income tax was $131,485 and 13,989 for the nine months ended September 30, 2016 and 2015, respectively.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stocks using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains or losses resulting from translating Simon Qian Voyages, Vacances Sinorama and Sinorama Voyages’ functional currency, the Canadian dollar and Euro dollar to its reporting currency, U.S. dollar.

F-27

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Segment Reporting

Segment Information and Geographic Data

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable operating segments.

The Company manages its business primarily on a geographic basis. The Company’s reportable operating segments consist of the Vacances Sinorama (Canada) and Sinorama Voyages (France). Although each reportable operating segment provides similar travel products and similar services, they are managed separately to better align with the location of the Company’s customers and distribution partners and the unique market dynamics of each geographic region. The accounting policies of the various segments are the same as those described in Note 2, “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements in this report.

The Company evaluates the performance of its reportable operating segments based on net sales and operating income. Net sales for geographic segments are generally based on the location of customers and sales through the Company’s office located in those geographic locations. Operating income for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Advertising expenses and salaries and employee benefits are generally included in the geographic segment in which the expenditures are incurred. Operating income for each segment excludes other income and expense and certain expenses managed outside the reportable operating segments. Costs excluded from segment operating income include income taxes and foreign currency translation adjustment. The Company does not include intercompany transfers between segments for management reporting purposes.

The following table shows information by reportable operating segment for the nine ended September 30, 2016 and 2015:

	The Nine Months Ended September 30,
	2016	2015
	(unaudited)	(unaudited)
Vacances Sinorama (Canada)
Net sales	$43,335,919	$22,056,280
Operating income	(1,807,596)	717,013

Sinorama Voyages (France):
Net sales	11,602,204	8,707,027
Operating income	227,172	(1,445,802)

A reconciliation of the Company’s segment operating income to the Consolidated Statements of Operations for the nine months ended September 30, 2016 and 2015:

	The Nine Months Ended September 30,
	2016	2015
	(unaudited)	(unaudited)
Segment operating loss	$(1,529,125)	$ (698,906)
Income tax expense	131,485	13,989
Foreign currency translation adjustment	(546,171)	(213,407)
Total operating income	$(1,114,439)	$(499,488)

F-28

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, restricted cash, accounts receivable, prepayments and deferred expenses and other receivables arising from its normal business activities. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk. The deposits placed with financial institutions are not protected by statutory or commercial insurance. In the event of bankruptcy of one of these financial institutions, the Company may be unlikely to claim its deposits back in full. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base. The majority of sales are cash receipt in advance. For those credit sales, the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Recently accounting pronouncements

In August 2014, the FASB issued an accounting standard update that requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. This accounting standard update applies to all entities and is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter, with early adoption permitted. This accounting standard update will be effective for the Company on January 1, 2017. The adoption of this accounting standard update is not expected to have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

In April 2015, the FASB issued ASU 2015-03, Interest- Imputation of Interest, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. This accounting standard update will be effective for the Company on January 1, 2017. The adoption of this standard is not expected to have a material impact on the Company’s consolidated statement of financial position.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which simplifies the presentation of deferred income taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. The group early adopted the new standard on a retrospective basis as of December 31, 2015. The early adoption has no impact on the consolidated financial statements as there was a fully valuation allowance on the deferred tax assets.

In January 2016, the FASB issued ASU 2016-01 Financial Instruments Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Liabilities. ASU 2016-01 amends the guidance in US GAAP on classification, measurement and disclosure of financial instruments. It revises an entity’s accounting related to: 1) classification and measurement of investments in equity securities; 2) presentation of certain fair value changes for financial liabilities measured at fair value; and, 3) amends disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for years beginning after December 15, 2017 and early adoption is permitted. The adoption of ASU 2016-01 is not expected to have a material effect on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842). ASU 2016-02 establishes new guidance for the recording and disclosure of assets and liabilities that arise from leasing activity. ASU 2016-02 will require most lessees to record lease assets and lease liabilities that arise from leases on the statement of financial condition and disclose qualitative and quantitative information related to lease transactions such as variable lease payments and options to renew and terminate leases. ASU 2016-02 is effective for years beginning after December 18, 2018 and early adoption is permitted. The Company is evaluating ASU 2016-02 to determine its impact, if any, on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendment in this update affect entities with transactions included within the scope of Topic 606, The scope of that Topic includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, The amendments in ASU 2016-10 provide more detailed guidance, including additional implementation guidance and examples in the following key areas: 1) identifying performance obligations and 2) licenses of intellectual property. In May 2016, the FASB issued ASU No. 2016-12 a proposed Update, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, on September 30, 2015. The amendments do not change the core principles of the standard, but clarify the guidance on assessing collectability, presenting sales taxes, measuring noncash consideration and certain transition matters. This update becomes effective concurrently with ASU No. 2014-09. The Company is currently evaluating the effect of this new standard, including the transition method, to determine the impact on the Company's consolidated financial position, results of operations, cash flows, or related disclosures.

As of October 31, 2016, except for the above, there are no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements.

F-29

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 3. PREPAYMENTS & DEFERRED EXPENSES

Our travel suppliers require prepayments for reserving tour availabilities. The prepayment is record in prepayments and deferred expenses on the consolidated balance sheets. Deferred expenses include prepaid insurance and advertising fees. The Company prepayments and deferred expenses for reserving tour availabilities were $17,794,570 and $9,134,229 as of September 30, 2016 and December 31, 2015, respectively. The Company prepayments and deferred expenses for income tax were $159,380 and $184,394 as of September 30, 2016 and December 31, 2015, respectively.

NOTE 4. OTHER RECEIVABLE

At September 30, 2016 and December 31, 2015, other receivable consists of the following:

	September 30, 2016	December 31, 2015
	(Unaudited)
Value Added Tax	79,860	162,050
Others	208	-
Total taxes and other receivable	$80,068	$162,050

NOTE 5. LONG TERM DEPOSITS

Long term deposits are the deposits made by the Company held at third institutions for operation purposes. The Company has $1,123,854 air ticket security deposit with CAGEP, who is a member of the International Air Transport Association (IATA), CAGEP has the license to sale the air ticket to Sinorama Voyages. As of September 30, 2016, and December 31, 2015, the Company has $660,707 and $626,129 security deposits with JP Morgan Chase, which is the security deposit for credit card usage without any interest. As of September 30, 2016, and December 31, 2015, the Company has $17,532 and nil insurance deposit with GROUPAMA as security, without any interest. As of September 30, 2016, and December 31, 2015, the Company has $nil and $272,113 bank deposit with Bank of China Paris Branch as travel company bankruptcy guarantee, without any interest. As of September 30, 2016, and December 31, 2015, the Company has $171,540 and $54,188 deposit with OPC as travel company bankruptcy guarantee, without any interest.

NOTE 6. PROPERTY AND EQUIPMENT, NET

At September 30, 2016 and December 31, 2015, property and equipment, at cost, consist of:

	September 30, 2016	December 31, 2015
	(Unaudited)
Computer equipment	$20,571	$16,391
Furniture & Fixture	5,823	5,518
Office equipment	81,950	77,662
Leasehold Improvement	351,360	240,026
Total property and equipment at cost	459,704	339,597
Accumulated depreciation	(229,057)	(189,922)
Total property and equipment, net	$230,647	$149,675

The Company recorded depreciation expense of $28,494and $27,124 for the nine months ended September 30, 2016 and 2015, respectively.

NOTE 7. CUSTOMER DEPOSITS

Customer deposits are the deposits made by all customers for reservation or the full payment must be paid by either check, debit card, credit card or cash before it can be confirmed. Customers must settle the total of all sums (due three months before departure). Otherwise, The Company reserves the right to cancel the reservation and retain the full amount of the initial deposit. Cancellation of a reservation can only be made through the Company as the following conditions will apply: more than 90 days prior to the departure date: 50% refund of the balance per-person, including taxes and service charge. If its marked “Final Sale”, which is non-refundable, nor changeable, nor transferable, whenever the purchase is made. Customer deposits are recognized as revenue on departure date, when services are provided to the customers. Customer deposits from all customers were $19,090,432 and $13,353,708 as of September 30, 2016 and December 31, 2015, respectively, and were recorded as a current liability in the consolidated balance sheets.

F-30

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 8. NON-CONTROLLING INTERESTS

Vacances Sinorama Inc. and Sinorama Voyages are the Company’s majority-owned subsidiary which is consolidated in the Company’s financial statements with a non-controlling interest recognized.

33.33% of Vacances Sinorama interest held by QIAN Hong is subjecting to non-controlling interest (“NCIs”), which was stated under ASC810-10-45, the ownership interest in the subsidiary that are held by owners other than the parent is a non-controlling interest. 66.67% of Vacances Sinorama interest held by Simon Qian Voyages Inc.

39% of Sinorama Voyages interest held by YANG Ming, 10% of Sinorama Voyages interest held by ZHAO Hongxi is subjecting to non-controlling interest, which was stated under ASC810-10-45, the ownership interest in the subsidiary that are held by owners other than the parent is a non-controlling interest. 51% of Sinorama Voyages interest held by Sinorama Tours.

According to ASC 810-10-50 requirements, the group have separately disclosed amounts attributable to shareholders’ equity and NCIs in the financial statements. As of September 30, 2016, and December 31, 2015, NCI in the consolidated balance sheet was $(1,900,954) and $(1,619,963), respectively. For the nine months ended September 30, 2016, the comprehensive income attributable to shareholders’ equity and NCIs is $(833,449) and $(280,991), respectively. For the nine months ended September30, 2015, the comprehensive income attributable to shareholders’ equity and NCI is $(79,325) and $(420,163), respectively.

F-31

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 9. RELATED PARTY TRANSACTIONS

Amount due from related parties

Amount due from related parties consisted of the following as of the periods indicated:

Name of related parties	September 30, 2016 (Unaudited)	December 31, 2015
Sinorama Reisen GmbH,	$823,331	$600,502
Sinorama Group LLC	1,382	807
Sinorama Holiday Limited	1,009,867	-
Sinorama Corporation	80,125	-
9270 - 5177 Quebec Inc.	71	-
ZHAO Hongxi	6,403	4,496
QIAN Hong & JING Wenjia	51,243	42,344
YANG Ming	2,547	6,004
Shareholders (SAMOA)	1,700	1,700
Total	$1,976,669	$655,853

As of September 30, 2016, and December 31, 2015, the Company has a balance due from Sinorama Reisen GmbH, which is 65% owned by the Chief Executive Officer (JING Wenjia) of the Company, of $823,331 and $600,502, respectively. The amount is the prepayment for the supplier in China, in order to reserving tour availabilities. The prepayment was non-interest bearing, payable on demand.

As of September 30, 2016, and December 31, 2015, the Company has a balance due from Sinorama Group LLC., which is 100% owned by the Chairman (QIAN Hong) of the Company, of $1,382 and $807, respectively.

As of September 30, 2016, and December 31, 2015, the Company has a balance due from Sinorama Holiday Limited, which is 51% owned by the Chairman (QIAN Hong) of the Company, of $1,009,867 and Nil, respectively. The prepayment was to vendor in China for reserving tour availabilities. The prepayment was non-interest bearing, payable on demand.

As of September 30, 2016, and December 31, 2015, the Company has a balance due from Sinorama Corporation, which is 75% by the Chief Executive Officer (JING Wenjia) of the Company, of $80,125 and $nil, respectively. The amount is the prepayment for the supplier, the prepayment was non-interest bearing, payable on demand.

As of September 30, 2016, and December 31, 2015, the Company has a balance due from 9270 - 5177 Quebec Inc, which is 100% by the Chief Executive Officer (JING Wenjia) of the Company, of $71 and $nil, respectively. The amount is the prepayment for the supplier, the prepayment was non-interest bearing, payable on demand.

As of September 30, 2016, and December 31, 2015, the Company has a balance due from ZHAO Hongxi, who is the Director of the Company, of $6,403 and $4,496. The amount was temporary borrowing from Sinorama voyages, and Sinorama Tours, it was non-interest bearing and due on demand. As of November 07, 2016, the Company has received the balance due from ZHAO Hongxi.

As of September 30, 2016, and December 31, 2015, the Company has a balance due from QIAN Hong, who is the Chairman of the Company, and JING Wenjia, who is the Chief Executive Officer of the Company, of $51,243 and $42,344. These amounts were temporary borrowing from Sinorama voyages, and Sinorama Tours, it was non-interest bearing and due on demand. As of November 07, 2016, the Company has received the balance due from QIAN Hong.

As of September 30, 2016, and December 31, 2015, the Company has a balance due from YANG Ming, who is one shareholder of the Company, of $2,547 and $6,004. It was temporary borrowing from Sinorama voyages, and Sinorama Tours, without interest bearing and due on demand. As of October 14, 2016, the Company has received the balance due from YANG Ming.

As of September 30, 2016, and December 31, 2015, the shareholders of SAMOA owed Sinorama Tours $1,700 and $1,700 for paid-in capital respectively. As of October 18, Sinorama Tours has received the balance from all shareholders.

F-32

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Amount due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	September 30, 2016	December 31, 2015
Name of related parties	(Unaudited)
Sinorama Holiday Limited	$-	$33,050
Sinorama Travel Vancouver Inc.	4,790,021	5,993,970
Sinorama Holiday Inc.	2,257,149	734,488
QIAN Hong and JING Wenjia	7,830	-
Total	$7,055,000	$6,761,508

As of September 30, 2016, and December 31, 2015, the Company has a balance due to Sinorama Holiday Limited, of Nil and $33,050, respectively. The amount was prepayment for securing tour availabilities to the supplier in China, without interest charge and it was due on demand.

As of September 30, 2016, and December 31, 2015, the Company has a balance due to Sinorama Travel Vancouver Inc., which is 51% owned by the Chairman (QIAN Hong) of the Company, of $4,790,021 and $5,993,970, respectively. The supplier in China is required us to pay in advance, in order to booking tour availabilities. The amount was non-interest bearing; it was due on demand.

As of September 30, 2016, and December 31, 2015, the Company has a balance due to Sinorama Holiday Inc., which is 40% owned by the Chairman (QIAN Hong) of the Company, 20% owned by the Chief Executive Officer (JING Wenjia) of the Company, of $2,257,149 and $734,488, respectively. It was the payment made to vendor in China, to reserving tour availabilities. It was due on demand, without interest.

As of September 30, 2016, and December 31, 2015, the Company has balance due to the Chairman (QIAN Hong) and the Chief Executive Officer (JING Wenjia) of the Company, of $7,830 and Nil, respectively. It was a temporary borrowing between the company and the management. The amount was non-interest bearing; it was due on demand.

F-33

SINORAMA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

NOTE 10. Basic and Diluted Earnings Per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares comprise shares issuable upon the exercise of share based awards, using the treasury stock method. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations is shown as follows:

	Nine Months Ended September 30,
	2016	2015
	(Unaudited)	(Unaudited)
Numerator:
Net income available to common stockholders	$(1,154,692)	$(252,957)
Denominator:
Basic and diluted weighted-average number of shares outstanding	11,000,000	9,798,148
Net income per share:
Basic and diluted	$(0.11)	$(0.03)

NOTE 11. CONTINGENCIES AND COMMITMENT

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. There was no contingency of this type as of September 30, 2016 and December 31, 2015.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. There was no contingency of this type as of September 30, 2016 and December 31, 2015.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Vacances Sinorama leases office space under non-cancellable operating lease agreements that expire on various dates through 2016. Under the terms of the lease, Vacances Sinorama paid approximately $21,401 in lease deposits and is committed to lease and management fee payments of approximately $12,514 per month for 60 months.

In March 2016, entered into renew lease agreement which replaced its expired operating lease agreements. Under terms of the lease, Vacances Sinorama is committed to lease and management fee payments of approximately $16,072 per month for 60 months.

In July 2015, Vacances Sinorama entered into a new lease agreement for bus tour department office. Under terms of the lease, Vacances Sinorama paid approximately $14,739 in lease deposits is committed to lease and management fee payments of approximately $5,318 per month for 60 months.

In February, 2015 Sinorama Voyages leases office space under non-cancellable operating lease agreements. Under the terms of the lease, Sinorama Voyages paid approximately $14,640 in lease deposits, lease expense payments of approximately $4,880 per month. Under terms of the lease agreement, from February, 2015, Sinorama Voyages is committed to lease expense payments of approximately $4,925 per month for 96 months.

Future annual minimum lease payments, for non-cancellable operating leases obligation as of September 30, 2016 are as follows:

Year ending December 31,	Amount (Unaudited)
$

2016	78,445
2017	313,780
2018	313,780
2019	313,780
2020	313,780

NOTE 12. SUBSEQUENT EVENT

As of October 14, 2016, the Company has received the balance due from YANG Ming.

As of November 07, 2016, the Company has received the balance due from ZHAO Hongxi.

As of November 07, 2016, the Company has received the balance due from QIAN Hong.

As of October 18, the Company has received the balance from all shareholders of Sinorama Tours.

From July 1, 2016 to November 10, 2016, there were 3,700,000 shares of the Company’s common stock issued and outstanding held by 105 shareholders. As of November 10, 2016, there were 14,700,000 shares of the Company’s common stock issued and outstanding held by 116 shareholders

The Management of the Company determined that there were no other reportable subsequent events to be disclosed.

F-34

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

SINORAMA CORPORATION

5,900,000

 Shares

 of

 Common Stock

PROSPECTUS

December 16, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee		$683.81
Transfer Agent Fees	$
Legal, accounting fees and expenses (1)		$199,300
Edgar filing, printing and engraving fees (1)	$
Total (1)		$199,983.81

(1) Estimated.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Florida Revised Statutes and by our Bylaws.

Under the Florida Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Florida law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Florida law or (d) is required to be made pursuant to the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

The following sets forth information regarding all sales of our unregistered securities since our inception on June 30, 2016. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable.  In all cases, there was no public solicitation. The issuances of the securities described below were affected without the involvement of underwriters.

On June 30, 2016, we acquired One Hundred Percent (100%) of the issued and outstanding capital stock of Sinorama Tours Co., Ltd, a privately held Limited Company registered in the Samoa (“Sinorama Tours”) for Eleven Million (11,000,000) shares of our common stock paid to the eleven shareholders of Sinorama Tours. Only two of the eleven shareholders of Sinorama Tours are also our officers and directors and the shares were issued as follows:

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JING Wenjia*	8,250,000 shares
XING Yanhua	330,000 shares
ZHAO Hongxi **	550,000 shares
YANG Ming	330,000 shares
WANG Bo	220,000 shares
WANG Xiwang	110,000 shares
WEI He	110,000 shares
ZHANG Guohua	385,000 shares
ZOU Gongping	275,000 shares
CHEUNG Wai Kee	110,000 shares
8941408 Canada Inc.	330,000 shares
Total	11,000,000 shares

* JING Wenjia is the Chief Executive Officer and Director of the company.

**ZHAO Hongxi is the Chief Financial Officer and Director of the company.

As of December 16, 2016, we issued the following shares of unregistered securities in transactions not involving a private offering to the following 114 foreign investors pursuant to an exemption from registration under Section 4(2) of the Securities Act, or Regulation S promulgated thereunder.

Shareholder	Shares Purchased	Consideration Paid	Date of Purchase
XING Yanhua	330,000	Share Exchange	30/06/2016
YANG Ming	330,000	Share Exchange	30/06/2016
WANG Bo	220,000	Share Exchange	30/06/2016
WANG Xiwang	110,000	Share Exchange	30/06/2016
WEI He	110,000	Share Exchange	30/06/2016
ZHANG Guohua	385,000	Share Exchange	30/06/2016
ZOU Gongping	275,000	Share Exchange	30/06/2016
CHEUNG Wai Kee	110,000	Share Exchange	30/06/2016
8941408 Canada Inc.	330,000	Share Exchange	30/06/2016
Yu Miao	20,000	20,000	05/10/2016
Wang Wen	40,000	40,000	11/10/2016
Gao Yuan	40,000	40,000	05/10/2016
Xiao Ting	40,000	40,000	11/10/2016
Yang Man	20,000	20,000	11/10/2016
Charest Dave	40,000	40,000	11/10/2016
Zheng Donghui	20,000	20,000	09/10/2016
Li Huichun	20,000	20,000	09/10/2016
CHANG,CHING-YUN	20,000	20,000	14/10/2016
Sun Peng	20,000	20,000	11/10/2016
Zhang Jing	20,000	20,000	16/10/2016
Zou Wuchang	40,000	40,000	12/10/2016
Deng Min	20,000	20,000	11/10/2016
Zou You	40,000	40,000	12/10/2016
Guo Shu	40,000	40,000	12/10/2016
Lu Chang	20,000	20,000	12/10/2016
Chen Xiaoming	20,000	20,000	17/10/2016
Gong Jiangang	20,000	20,000	14/10/2016
Lai Xiao	40,000	40,000	12/10/2016
Cheng Gang	20,000	20,000	16/10/2016
Wang Mingjun	20,000	20,000	14/10/2016
Jiang Huihui	20,000	20,000	17/10/2016
Li Yuanying	20,000	20,000	14/10/2016
Li Li	20,000	20,000	12/10/2016
Li Ping	40,000	40,000	14/10/2016
Li Shani	40,000	40,000	12/10/2016
Liu Lin	40,000	40,000	12/10/2016
Zhou Li	20,000	20,000	14/10/2016
Zhu Chunying	20,000	20,000	14/10/2016
Zheng Dongquan	20,000	20,000	14/10/2016
Xu Min	20,000	20,000	13/10/2016
Hu Bo	40,000	40,000	14/10/2016

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Yin Ting	20,000	20,000	14/10/2016
Jia Yupeng	20,000	20,000	14/10/2016
Qin Jianhua	20,000	20,000	14/10/2016
Fan Jiexin	200,000	200,000	12/10/2016
Cai Jianping	100,000	100,000	12/10/2016
Xiao Lan Hua	100,000	100,000	12/10/2016
Li Jing	20,000	20,000	12/10/2016
Mao Wenkai	20,000	20,000	11/10/2016
Wu Baoping	20,000	20,000	11/10/2016
Liu Zhi Yong	20,000	20,000	13/10/2016
Lin Hailong	20,000	20,000	20/10/2016
Lin Nan	40,000	40,000	16/10/2016
Li Liguang	100,000	100,000	16/10/2016
Lin Chen	20,000	20,000	16/10/2016
Qian Fang	10,000	10,000	16/10/2016
Wang Shuai	40,000	40,000	16/10/2016
Hu Yajuan	40,000	40,000	16/10/2016
Hu Guangxin	20,000	20,000	16/10/2016
Li Jing	60,000	60,000	16/10/2016
Liu Bin	40,000	40,000	16/10/2016
Chen Jianzhong	20,000	20,000	07/10/2016
Han Zhen	40,000	40,000	16/10/2016
Wu Min	20,000	20,000	16/10/2016
Wu Jiachun	40,000	40,000	16/10/2016
Gao Lei	60,000	60,000	16/10/2016
Shao Mingye	20,000	20,000	16/10/2016
Wu Weiling	20,000	20,000	12/10/2016
Gao Yu	40,000	40,000	16/10/2016
Zhou Juan	20,000	20,000	16/10/2016
Wu Hongxuan	40,000	40,000	16/10/2016
Zhang Nai Ru	100,000	100,000	12/10/2016
Cai Xiujuan	100,000	100,000	12/10/2016
Zhang Jin	10,000	10,000	12/10/2016
Cao Zhong	10,000	10,000	12/10/2016
Laforest Daniel	40,000	40,000	11/10/2016
Pan Lei	20,000	20,000	31/10/2016
Liu Xiaojuan	40,000	40,000	12/10/2016
Wen Gailing	100,000	100,000	09/11/2016
Lei Hao	150,000	150,000	12/10/2016
Su Jing	100,000	100,000	14/10/2016
Cui Hang	20,000	20,000	14/10/2016
Li Ang	20,000	20,000	14/10/2016
Zhang Wei	40,000	40,000	19/10/2016
Zhou Sufen	40,000	40,000	21/10/2016
Yang Baixian	40,000	40,000	21/10/2016
Li Hong	40,000	40,000	28/10/2016
Zhang Ye	20,000	20,000	21/10/2016
Wei Jianrong	20,000	20,000	01/11/2016
Yue Yin	20,000	20,000	19/10/2016
Zhang Shuxuan	20,000	20,000	14/10/2016
Zhu Junqiang	20,000	20,000	16/10/2016
Zhang Zhenyi	40,000	40,000	15/10/2016
Yu Hai	20,000	20,000	12/10/2016
Guo Hua	10,000	10,000	17/10/2016
Song Xiao	20,000	20,000	17/10/2016
Zhang Hui	20,000	20,000	07/11/2016
Li Jing	40,000	40,000	12/10/2016
Li Gang	20,000	20,000	5/10/2016
Wang Lu	20,000	20,000	12/10/2016
Wang Cailing	10,000	10,000	14/10/2016
Xue Junlian	20,000	20,000	12/10/2016
Xu Geng	50,000	50,000	12/10/2016
Gao Jie	40,000	40,000	18/10/2016
Huang Lan	20,000	20,000	15/10/2016
Yang Yang	20,000	20,000	13/10/2016
Yan Guang Ping	100,000	100,000	08/11/2016
Wang Yingwei	10,000	10,000	12/10/2016
Gao Long	20,000	20,000	12/10/2016
Chu Chenhui	20,000	20,000	12/10/2016
Li Linhong	10,000	10,000	12/10/2016
Zheng An	30,000	30,000	12/10/2016
Zhang Xiaoqi	30,000	30,000	12/10/2016
Gao Yuan	30,000	30,000	21/10/2016
Total	5,900,000	3,700,000

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Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant
3.2	Bylaws of the Registrant
5.1	Legal Opinion and consent of O’Neal Law Office
10.1	Share Exchange Agreement
10.2	Office leasing contracts- Montreal Main Operation Office
10.3	Office leasing contracts-Bus Tour Office
10.4	Office leasing contracts-France Office
10.5	Agreements with Sinorama Travel Vancouver Inc.
10.6	Agreements with Sinorama Holiday Inc.
21.1	List of Company Subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm

Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on December 16, 2016.

SINORAMA CORPORATION.

By:	/s/ JING Wenjia
JING Wenjia
Chief Executive Officer (Principal Executive Officer)

By:	/s/ ZHAO Hongxi
ZHAO Hongxi
Chief Financial Officer,
(Principal Financial Officer)

By:	/s/ ZHAO Hongxi
ZHAO Hongxi
Chief Accounting Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ QIAN Hong	Chairman of the Board, Director	December 16, 2016

/s/ ZHAO Hongxi	Chief Financial Officer and Director	December 16, 2016
(Principal Financial Officer)

/s/ ZHAO Hong xi	Chief Accounting Officer and Director	December 16, 2016
(Principal Accounting Officer)

/s/ JING Wenjia	Chief Executive Officer and Director	December 16, 2016
(Principal Executive Officer)

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